UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to Section 240.14a-12

Lawson Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑     No fee required
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐    Fee previously paid with preliminary materials.

☐
Fee Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Lawson Products, Inc.
8770 West Bryn Mawr Avenue, Suite 900
Chicago, Illinois 60631
________________

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 15, 2018
________________

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders ("Annual Meeting") of Lawson Products, Inc. (the “Company”, “Lawson”, “we” & “our”), which will be held at 8770 West Bryn Mawr Avenue, Room 933, Chicago, Illinois, 60631 on May 15, 2018, at 10:00 a.m., Central Time.

What will I be voting on?

(1) Election of three directors to serve three years (see page 5);

(2) Ratification of the Appointment of BDO USA, LLP (see page 8);

(3) To approve, in a non-binding vote, the compensation of our named executive officers (see page 9); and

(4) Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

You may vote at the meeting if you were a Lawson stockholder of record at the close of business on the record date. The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 21, 2018, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company's 2017 Annual Report on Form 10-K. We are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the Securities and Exchange Commission. We believe this process will provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. Additionally, a copy of this Notice, the accompanying Proxy Statement and a copy of the Company's 2017 Annual Report on Form 10-K are available at www.edocumentview.com/LAWS.

By Order of the Board of Directors
Neil E. Jenkins
Secretary

Chicago, Illinois
March 30, 2018

_______________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 15, 2018
________________
QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING AND VOTING

How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

Can I change my vote?
Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

(1)	Revoking it by written notice to Neil E. Jenkins, our Secretary, at 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631 before your original proxy is voted at the Annual Meeting;

(2)	Delivering a later-dated proxy (including a telephone or Internet vote); or

(3)	Voting in person at the meeting.

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Lawson common stock that you owned at the close of business on March 21, 2018.

How many shares are entitled to vote?
There are 8,888,335 shares of Lawson common stock outstanding as of March 21, 2018 and entitled to be voted at the meeting. Each share is entitled to one vote.

How many votes are needed for the proposals to pass?

•	Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy.

•	If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute.

•	In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees.

•
Because directors are elected by a plurality of the votes cast at the meeting, a proxy card marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees.

What if I vote “abstain”?
A vote to “abstain” on the election of directors will have no effect on the outcome.

If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What if I don't return my proxy card and don't attend the Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted. If you are not a holder of record, your record holder cannot vote your shares without your specific instructions on the election of directors because this proposal is considered a non-routine matter. Therefore, banks, brokers or other nominees will not have the discretion to vote shares held by them on behalf of customers if no instructions are received.

“Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:

•	As required by law;

•	To the inspectors of voting; or

•	In the event the election is contested.
The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Lawson. The tabulator of the votes and at least one of the inspectors of voting will be independent of Lawson and our officers and directors.

If you are a holder of record and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

When will I receive the Proxy Statement?
This Proxy Statement will be available to stockholders on or about March 30, 2018 in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 21, 2018 are entitled to notice of and to vote at the Annual Meeting. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut, 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $7,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company.

If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the internet as set forth in the enclosed proxy, the shares represented thereby will be voted.

PROPOSAL 1: ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast his or her votes for one nominee or distribute them in any manner he or she chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors (the "Board" or "Board of Directors") shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2021.

THE THREE NOMINEES FOR THE BOARD OF DIRECTORS

Nominees to Serve Until 2021

Name	Age	First Year Elected Director
Andrew B. Albert	72	2009
I. Steven Edelson	58	2009
Thomas S. Postek	76	2005

The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.

Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer and converter of specialty paper products and toner. Mr. Albert also served as non-executive Chairman of Nashua's Board of Directors from December 2006 through September 2009. Mr. Albert serves as a Director on the Boards of Transco, Inc., a diversified industrial company, the Parkinson's Foundation and the Advisory Board of the University of Wisconsin Entrepreneurship Center. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Mr. Albert to serve as a Director.

I. Steven Edelson has served as co-founder and now a non-Managing Director of International Facilities Group, a leading facilities development and management company, since June 1995. Mr. Edelson is the founding principal of IFG Development Group, which provides development advisory services, as well as acts in a development capacity in multiple areas of the real estate industry. Mr. Edelson also serves as Principal and Managing Director of The Mercantile Capital Group, a Chicago-based private equity investment firm. Mr. Edelson is also a member of the Board of Governors of the Hebrew University in Jerusalem. Mr. Edelson is a Trustee at the Truman Institute for Peace and is the proud recipient of the 2005 Ellis Island Congressional Medal of Honor. In 2014, Mr. Edelson became a NACD Board Leadership Fellow. These professional experiences, along with Mr. Edelson's particular knowledge and experience in capital management, qualify him to serve as a Director.

Thomas S. Postek is a Chartered Financial Analyst currently affiliated with CIBC Atlantic Trust Private Wealth Management. Mr. Postek was a partner and principal of William Blair & Company, LLC, a Chicago-based investment firm, from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek is also a director of UniFirst Corporation. These professional experiences, along with Mr. Postek's particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

DIRECTORS CONTINUING IN OFFICE

Directors to Serve Until 2019

Name	Age	First Year Elected Director
James S. Errant	69	2007
Lee S. Hillman	62	2004
Michael G. DeCata	60	2013

Directors to Serve Until 2020

Name	Age	First Year Elected Director
Ronald B. Port, M.D.	77	1984
Wilma J. Smelcer	69	2004
J. Bryan King	47	2017

James S. Errant developed, owned and operated thirteen restaurants over 38 years from 1973 - 2011. Mr. Errant was involved in all facets of the business including: design and construction, concept and product development, marketing, finance management, and employee management. These professional experiences qualify him to serve as a Director.

Lee S. Hillman has served as President of Liberation Advisory Group, a private management consulting firm, since 2003. Mr. Hillman has also served as Chief Executive Officer of Performance Health Systems, LLC, a business distributing Power Plate™ and bioDensity® branded, specialty health and exercise equipment since 2012, and its predecessor since 2009. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International (“Power Plate”) and from 2004 through 2006 as CEO of Power Plate North America. Previously, from 1996 through 2002, Mr. Hillman was CEO of Bally Total Fitness Corporation, then the world’s largest fitness membership club business. Mr. Hillman currently serves as a member of the board of trustees and member of the Audit Committee of Adelphia Recovery Trust, and as a board member and member of the Audit, Compensation and Nominating/Governance Committees of HC2 Holdings, Inc. He is also a board member and chair of the Audit Committee of Professional Diversity Network, Inc. and a chair of the Audit Committee and member of the Compensation Committee of Business Development Corporation of America. Previously he has served as a member of the Board of Directors of HealthSouth Corporation, Wyndham International, RCN Corporation (where he was Chairman of the Board) and Bally Total Fitness Corporation (where he was Chairman of the Board). These professional experiences along with Mr. Hillman’s particular knowledge and experience in and restructuring businesses and having served as Chief Executive Officer, Chief Financial Officer, and/or director of other publicly traded U.S. and international companies and as a former audit partner of an international accounting firm, qualify him to serve as a Director.

Michael G. DeCata was appointed President and CEO of Lawson Products on September 24, 2012. He was elected to the Board of Directors in 2013. Prior to his appointment, Mr. DeCata worked in private equity, conducting acquisition analysis and due diligence for private equity firms in New York, Connecticut and Boston from 2009 to 2012. Prior to that, he was President of Chefs' Warehouse, a $300 million specialty food distributor from 2006 to 2009. From 2008 until 2013, he served on the Board of Directors of Crescent Electric Supply. Prior to his position at Chefs' Warehouse, he was the Vice President of Fleet Operations and also led the Contractor Supplies Division of United Rentals, a $4.0 billion construction equipment rental company. From 1997 until 2002, he led the eastern region of W.W. Grainger representing over $1.4 billion in sales and consisting of 152 branch locations and a team of approximately 2,000. Mr. DeCata began his career at General Electric and worked in a variety of cross-functional as well as cross-business positions from 1979 until 1997. These professional experiences qualify him to serve as a Director.

Ronald B. Port, M.D. has served as Chairman of the Board of Directors since April 2007. He is a retired physician and has been a Director of the Company since 1984. He is the son of Sidney L. Port, founder of the Company. Dr. Port's long-term successful stewardship of the Company as a Director and the unique perspective and knowledge gained from his relationship with the Company's founder qualify him to serve as a Director.

Wilma J. Smelcer served as a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. From 2001 through 2006, Ms. Smelcer was a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001. These professional experiences, along with Ms. Smelcer's extensive financial knowledge, qualify her to serve as a Director.

J. Bryan King, CFA, is a principal of Luther King Capital Management ("LKCM") with approximately $15 billion of assets under management and has acted as an investment manager responsible for micro and small-capitalization public and private investments since 1993. Mr. King established and leads several alternative investment partnerships, such as LKCM Capital Group, LKCM Private Discipline Partnership, and LKCM Headwater Investments, that focus approximately $2 billion of their collective flexible capital on long-term investment strategies in public and private companies. In 2003, Mr. King established the LKCM Distribution Holdings oversight advisory board of operating partners and thought leaders to support LKCM Capital Group and its affiliates' investment activities in the distribution, packaging, shop, field and engineering services, and rental focused businesses. TestEquity, Relevant Solutions, Leading Quality Assurance, Industrial Distribution Group, Rawson and Golden State Medical Supply are among the businesses where Mr. King has served as Chairman of the Board of Directors and the Managing Partner. He also has served in various capacities on and alongside of many other boards of both public and private companies, as well as numerous civic organizations. These professional experiences, along with Mr. King's particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP

The Audit Committee of the Board of Directors has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of BDO USA, LLP be ratified by stockholders.

Audit services provided by BDO USA, LLP for the fiscal year ended December 31, 2017 included the audit of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting, and services related to periodic filings made with the Securities and Exchange Commission (“SEC”). Additionally, BDO USA, LLP provided certain consulting services related to domestic and international tax compliance. See “Fees Billed To The Company By BDO USA, LLP" for a description of the fees paid to BDO USA, LLP in 2017 and 2016, respectively.

One or more representatives of BDO USA, LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

If the appointment of BDO USA, LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(SAY-ON-PAY VOTE)

As required by Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act") we are providing our stockholders with a vote on a non-binding, advisory basis on the compensation of our Named Executive Officers ("NEOs"), as such compensation is disclosed under Item 402 under the SEC's Regulation S-K in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement, the accompanying tabular disclosure regarding such compensation and the related narrative disclosure.

The Company held its first advisory, non-binding stockholder vote on the compensation of the Company’s NEOs (commonly known as a "Say-on-Pay Proposal"), and its first stockholder vote on the frequency of such Say-On-Pay proposal, at its 2011 annual meeting of stockholders. At such meeting, the stockholders of the Company approved the overall compensation of the Company’s NEOs and elected to hold a say-on-pay vote every three years. At our annual meeting of stockholders held on May 13, 2014, our second Say-on-Pay Proposal received approximately 93% support from our stockholders (excluding broker non-votes and abstentions). At our annual meeting of stockholders held on May 16, 2017, our Say-on-Pay Proposal received approximately 99% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this most recent stockholder vote strongly endorsed the compensation philosophy of the Company. The stockholders favored an annual frequency for the Say-on-Pay Proposal; therefore, the Compensation Committee implemented a stockholder vote on executive compensation on an annual basis.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent critical to our success. Consistent with our performance-based compensation philosophy, we reserve a significant portion of potential compensation for performance- and equity-based programs. Our performance-based annual incentive program rewards the Company's NEOs for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of market stock units ("MSUs"), stock performance rights ("SPRs"), restricted stock units ("RSUs") and restricted stock awards ("RSAs"), reward long-term performance and align the interests of management with those of our stockholders.

Performance-based cash and equity awards directly align the long-term interests of our executives with those of our stockholders because the value of such awards is dependent upon the Company's stock price. In addition, performance-based cash and equity awards align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives' compensation at risk if our objectives are not achieved. The Company also has adopted and adheres to best practices in executive compensation, including the adoption and maintenance of clawback provisions, post-vest holding period requirements for selected executive officers, prohibitions on hedging, and other policies, and eschews problematic pay practices. For example:

•	our compensation programs are heavily weighted toward performance-based compensation;

•	we have adopted and maintain compensation clawback provisions;

•	we require a post-vest holding period requirements for our CEO and EVPs;

•	we prohibit executives and directors from hedging their company stock ownership;

•	we do not provide for single-trigger payment or tax gross-ups for change-in-control payments;

•	we do not provide supplemental pension benefits or any other perquisites for former or retired executives;

•	we do not provide personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowances or executive life insurance;

•	we have a succession plan for the CEO and other NEOs;

•	we have separated the roles of Board Chairman and CEO;

•	we do not pay or provide payments for terminations for cause or resignations other than for good reason; and

•	our Compensation Committee is composed solely of independent, outside directors and it retains its own independent compensation consultant.

The Board believes that this information provided on the previous page and within the CD&A section starting on page 19 of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with our stockholders' interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the meeting:

"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the CD&A, the compensation tables and narrative disclosures in this Proxy Statement."

Because the vote is advisory, it will not be binding on the Board. The vote on this Say-On-Pay Proposal is not intended to address any specific element of compensation. However, as in the past, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE CD&A, THE COMPENSATION TABLES AND NARRATIVE DISCLOSURES IN THE PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 21, 2018 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company, each director and director nominee, each named executive officer, and all executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are included with more than one name in the table. The total number of the Company's shares of common stock issued and outstanding as of March 21, 2018 is 8,888,335.

	Sole Voting and Dispositive Power		Shared Voting and Dispositive Power		Restricted Stock Awards (1)	Total	%
Five Percent Stockholders
Luther King Capital Management Corporation	2,574,202	(2)	—		—	2,574,202	29.0%
301 Commerce Suite 1600
Fort Worth, Texas 76102
Trusts for the benefit of Dr. Port's family	—		831,041	(3)	—	831,041	9.3%
Dimensional Fund Advisors LP	571,657	(4)	—		—	571,657	6.4%
6300 Bee Cave Road
Austin, Texas 78746
BlackRock, Inc	471,176	(5)	—		—	471,176	5.3%
55 East 52nd Street
New York, New York 10055
James K. Gardner, Trustee	—		460,430	(6)	—	460,430	5.2%

Non-Executive Directors
Andrew B. Albert	42,870		—		3,788	46,658	0.5%
I. Steven Edelson	27,870		—		3,788	31,658	0.4%
James S. Errant	388,074	(7)	—		3,788	391,862	4.4%
Lee S. Hillman	32,159		—		3,788	35,947	0.4%
J. Bryan King	2,570,414	(8)	—		3,788	2,574,202	29.0%
Ronald B. Port M.D.	40,158	(9)	831,041	(10)	3,788	874,987	9.8%
Thomas S. Postek	60,455		—		3,788	64,243	0.7%
Wilma J. Smelcer	30,659		—		3,788	34,447	0.4%

Named Executive Officers
Michael G. DeCata	23,591		—		2,000	25,591	0.3%
Neil E. Jenkins	6,945		—		10,029	16,974	0.2%
Ronald J. Knutson	12,211		—		9,282	21,493	0.2%
Shane T. McCarthy	4,330		—		3,897	8,227	*
Matthew J. Brown	—		—		3,289	3,289	*

All Officers & Directors	669,322		831,041		55,013	1,555,376	17.5%

*	Less than 0.1%

(1)	Unvested restricted stock awards, which have no voting or dividend rights and are non-transferable, will be exchanged for shares of the Company's Common Stock on their respective vesting dates.

(2)
Based on a Schedule 13D/A filed with the SEC on March 7, 2018. Includes (i) 1,689,358 shares held by PDLP Lawson, LLC (PDP), (ii) 250,000 shares held by LKCM Investment Partnership, L.P. (LIP), (iii) 26,102 shares held by LKCM Micro-Cap Partnership, L.P. (Micro), (iv) 10,128 shares held by LKCM Core Discipline, L.P. (Core) and (v) 592,326 shares held by LKCM Headwater Investments II, L.P. (Headwater). Luther King Capital Management Corporation is the investment manager for PDP, LIP, Micro, Core, and Headwater. J. Luther King, Jr. is a controlling stockholder of Luther King Capital Management Corporation and general partner of LIP, J. Luther King, Jr. and J. Bryan King are controlling members of the general partners of Micro and Core, and J. Bryan King is a controlling member of the general partners of Headwater. Each of the persons and entities listed in this footnote expressly disclaims membership in a group under the Securities Exchange Act of 1934, as amended, and expressly disclaims beneficial ownership of the securities reported in the table, except to the extent of its pecuniary interest therein. See also footnote (8).

(3)
Consists of 831,041 shares owned by trusts established for the benefit of Dr. Port and his family. Dr. Port and Charles Levun are co-trustees of these trusts, and accordingly share voting and dispositive power with regard to those shares.

(4)
Based on Schedule 13G filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP beneficially held sole voting power for 552,209 shares and held sole dispositive power for 571,657 shares on December 31, 2017.

(5)
Based on a Schedule 13G filed with the SEC on February 1, 2018. BlackRock, Inc. beneficially held sole dispositive power for 471,176 shares and sole voting power for 466,191 shares on December 31, 2017.

(6)
James Gardner is the co-trustee of the Samantha E. Borstein Exempt Trust (247,082 shares) and the Jenna Walsh Exempt Trust (213,348 shares), Samantha Borstein is co-trustee of the Samantha E. Borstein Trust and Jenna Walsh is co-trustee of the Jenna Walsh Exempt Trust. Mr. Gardner has no monetary interest in the shares held by the trusts.

(7)	Consists of 32,322 shares held directly by James Errant and 353,720 shares owned by trusts for the benefit of Mr. Errant's family. Mr. Errant is the sole trustee of these trusts.

(8)
Includes (i) 1,689,358 shares held by LKCM Private Discipline Master Fund, SPC, on behalf of its wholly owned subsidiary PDP, (ii) 26,102 shares held by Micro, (iii) 10,128 shares held by Core and (iv) 592,326 shares held by Headwater. LKCM Private Discipline Management, L.P. holds the management shares of PDP, and LKCM Alternative Management, LLC (PDP GP) is its general partner. LKCM Micro-Cap Management, L.P. (Micro GP) is the general partner of Micro. LKCM Core Discipline Management, L.P. (Core GP) is the general partner of Core. LKCM Headwater Investments II GP, L.P. (Headwater GP) is the general partner of Headwater. Mr. King is a controlling member of PDP GP, Micro GP, Core GP, and Headwater GP. Mr. King expressly disclaims beneficial ownership of the securities reported herein, except to the extent of his pecuniary interest therein. See also footnote 2.

(9)	Consists of 32,583 shares owned by Mr. Port and 11,363 shares of common stock as financial advisor of a trust.

(10)	Consists of 831,041 shares of common stock held along with Charles Levun as co-trustees of trusts formed for the benefit of Dr. Port and his family, as described in footnote 3.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Amended and Restated By-Laws provide that the roles of Board Chairman and President and Chief Executive Officer ("CEO") may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company's circumstances and needs at any given time. The role of Chairman of the Board is currently held by Ronald B. Port, M.D. and the position of CEO is currently held by Mr. Michael G. DeCata. This separation of the Chairmanship and the CEO position has been in place since 2007. The separation of the Chairmanship and the CEO functions provides the Board with additional independence and oversight. The Board believes this leadership structure has served the Company well and believes it is in the best interest of the Company's stockholders to continue with this structure at this time.

Board of Director Meetings and Committees

The Board of Directors has standing Audit, Compensation, Financial Strategies, Management Development, and Nominating and Governance Committees. All committees have adopted a charter for their respective committees. These charters may be viewed on the Company's website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631.

Annual Meeting Attendance Policy

The Company expects all members of the Board of Directors to attend the Annual Meeting, but from time to time, other commitments may prevent all directors from attending each meeting.

Director Attendance at Board of Directors and Committee Meetings

In 2017, the directors attended on average, either in person or via teleconference, 100% of the meetings of the Board of Directors and over 97% of the respective committees' meetings on which they served with the exception of Mr. King who was elected to the Board effective March 21, 2017. Mr. King attended 70% of meetings held during the time he served on the Board. All of the directors attended the last Annual Meeting held on May 17, 2017. The following chart shows the membership and chairpersons of our board committees, committee meetings held and committee member attendance.

Director	Board of Directors (1)	Audit (2)	Compensation	Financial Strategies (3)	Management Development	Nominating & Corporate Governance (4)
Andrew B. Albert	5	8	4	3*	3	4*
Michael G. DeCata	5			4
I. Steven Edelson	5		4	4	3
J. Bryan King	4	2		1
James S. Errant	5		4	4	3	1
Lee S. Hillman	5	8	4*	4
Ronald B. Port, M.D.	5*			4	3	3
Thomas S. Postek	5	8*		4		3
Wilma J. Smelcer	5	8			3*	4
Number of Meetings Held	5	8	4	4	3	4

*	Chairperson as of December 31, 2017

(1)	Mr. King was elected to the Board of Directors at the March 20, 2017 Board Meeting effective March 21, 2017 and did not attend the 1 meeting held prior to his election.

(2)	Mr. King was elected to the Audit Committee effective May 17, 2017 and did not attend the 4 meetings held prior to his election.

(3)
Mr. Albert was elected as Chair of the Financial Strategies Committee effective March 21, 2017, and did not attend the 1 meeting held prior to his election. Mr. King was elected to the Financial Strategies Committee effective May 17, 2017, and did not attend the 2 meetings held prior to his election.

(4)
Mr. Albert was elected as Chair of the Nominating & Corporate Governance Committee effective March 21, 2017, and did not attend the 1 meeting held prior to his election. Mr. Errant was removed from the Nominating & Corporate Governance Committee effective March 21, 2017 and did not attend the 3 meetings after his removal. Messrs. Port and Postek were elected to the Nominating & Corporate Governance Committee effective March 21, 2017, and did not attend the 1 meeting held prior to their election.

The Audit Committee
The functions of the Audit Committee include (i) reviewing the Company's procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company's independent auditors; (iii) reviewing the scope and results of the audit by the Company's independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company's General Counsel potentially material legal and regulatory matters and corporate compliance; and (vi) reviewing and approving all related party transactions. Additionally, the Audit Committee provides oversight of the Company's Enterprise Risk Management program.
The Audit Committee consists of Thomas S. Postek (Chair), Lee S. Hillman, Andrew B. Albert, Wilma J. Smelcer and J. Bryan King. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market. The Board of Directors has determined that Messrs. Postek and Hillman are both “audit committee financial experts” as such term is defined by the SEC.
The Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the CEO and establishes compensation for all other executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives; and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the CEO and other executive officers whose compensation is included in this report. The CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

The Compensation Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson and James S. Errant. Each member of the Compensation Committee satisfies the independence requirements of The Nasdaq Stock Market (including the enhanced independence requirements for Compensation Committee members) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code").

The Financial Strategies Committee

The Financial Strategies Committee reviews and evaluates the Company's financial plans and financial structure, monitors the Company's relationship with its lenders, reviews financial results against established budgets, approves any proposed acquisitions, dispositions or liquidations and makes recommendations to the Board of Directors regarding significant capital expenditures.

The Financial Strategies Committee consists of Andrew B. Albert (Chair), I. Steven Edelson, James S. Errant, Lee S. Hillman, Ronald B. Port, M.D, Thomas S. Postek, J. Bryan King and Michael G. DeCata.

The Management Development Committee

The Management Development Committee is responsible for evaluating potential candidates for executive positions, reviewing management development and succession objectives and regularly reviewing the results of the annual evaluation process.

The directors who serve on the Management Development Committee are Wilma J. Smelcer (Chair), Andrew B. Albert, I. Steven Edelson, James S. Errant and Ronald B. Port, M.D.

The Nominating and Governance Committee

The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company.

The Nominating and Governance Committee consists of Andrew B. Albert (Chair), Wilma J. Smelcer, Ronald B. Port, M.D and Thomas S. Postek. Each member of the Nominating and Governance Committee satisfies the independence requirements of The Nasdaq Stock Market.

Director Nominations

The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary of Lawson Products, Inc., 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631. In order for a stockholder to nominate a candidate for director, under the Company's Certificate of Incorporation, timely notice of the nomination must be given in writing to the Secretary of the Company. With respect to the meeting, in order to be timely, a stockholder's notice shall be mailed or delivered to the Secretary of the Company not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year's meeting. The Company's Charter is not inconsistent with the By-Laws' provisions. The Company's Certificate of Incorporation specifies additional information regarding the nominee that must accompany the notice.

The Nominating and Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the Nominating and Governance Committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.

The Nominating and Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Nominating and Governance Committee does not have a policy with regard to consideration of diversity in identifying director nominees. The Nominating and Governance Committee will consider a candidate's qualifications and background including, but not limited to, responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate's technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Governance Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees.

Independent Lead Director

In March 2017, our Board created the position of Lead Director. Pursuant to our Corporate Governance Principles, the Lead Director shall be an independent, non-employee director designated by our Board who shall serve in a lead capacity to coordinate the activities of the other independent directors, interface with and advise the Chairman of the Board, and perform such other duties as are specified in the charter or as our Board may determine. The Independent Lead Director's responsibilities include that he/she:

•	presides at all Board meetings at which the Chairman of the Board is not present and at all executive sessions;

•	has authority to call meetings of the independent directors;

•
serves as a liaison between the Chairman of the Board and the independent directors, and between the Chairman of the Board and CEO if the roles are held by different individuals, when necessary to provide a supplemental channel of communication;

•	works with the Chairman of the Board in developing, and approving, Board meeting agendas, schedules, and information provided to the Board;

•	in conjunction with the Chairs of the Compensation and Management Development Committee, facilitates and communicates the Board’s performance evaluation of the CEO;

•
guides the CEO succession process together with the Compensation Committee and with input from the Nominating and Governance Committee (and similarly guides the Chairman of the Board succession process if the Chairman of the Board and CEO roles are held by different individuals);

•
ensures the implementation of a Committee self-evaluation process; reviews reports from each Committee to the Board; and provides guidance to Committee Chairs, as needed, with respect to Committee topics, issues, and functions;

•	facilitates the Board’s self-evaluation process; and

•	communicates with significant stockholders and other stakeholders on matters involving broad corporate policies and practices when appropriate.

Determination of Independence

The Company's Board of Directors has determined that directors Andrew B. Albert, I. Steven Edelson, James S. Errant, Lee S. Hillman, J. Bryan King, Ronald B. Port, M.D., Thomas S. Postek, and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company. Mr. DeCata, our CEO, is not considered an independent director.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

Code of Ethics

The Company has adopted a Code of Ethics (the “Code of Ethics”) applicable to all employees and to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Code of Ethics is available on the Corporate Governance page in the Investor Relations section of the Company's website at www.lawsonproducts.com. The Company intends to post on its website any amendments to or waivers from the Code of Ethics applicable to senior financial executives.

The Board of Directors Role in Risk Oversight and Assessment

 The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through committees. The Board has formalized much of its risk management oversight function through the Audit Committee.

The Company has a formal Enterprise Risk Management (“ERM”) program. The goal of the ERM program is to provide the oversight, control and discipline to drive continuous improvement of our risk management capabilities in a constantly changing operating environment. In connection with the ERM, the Company retained a risk management consultant to assist management in identifying and prioritizing risk along with processes to mitigate such risks. The Company has developed metrics for reporting risks to the Board. Senior management has been tasked with continually assessing risks, developing mitigation plans on previously identified risks and communicating risk awareness throughout the Company.

In addition to the formal ERM program, the Board committees have significant roles in carrying out the risk oversight function which include, but are not limited to, the following:

•	The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function;

•
The Compensation Committee oversees the Company's compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse effect on the Company;

•	The Management Development Committee oversees management development and succession planning across senior management positions; and

•	The Financial Strategies Committee oversees risk inherent in allocating capital and developing financial plans.

While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal controls over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use or disposition of the Company's assets.

The Company has retained a consulting firm to serve as its internal audit department, which reports to the Audit Committee on a regular basis. Part of the internal audit department's mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the internal audit department carries this out is by evaluating the Company's network of risk management programs and reporting the results to the Audit Committee.

Management conducts detailed periodic business reviews of the Company's business. These reviews include discussions of future risks faced by various departments and functional areas across the organization. Additionally, the Company has established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review all disclosures and forward-looking statements made by Lawson to its security holders and ensure they are accurate and complete and fairly present Lawson's financial condition and results of operations in all material respects.

The Company has also established and communicated to its employees a Code of Ethics and maintains an ethics hotline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated website or through a toll free telephone number. The Company requires annual ethics training of all employees.

Compensation Risk Assessment

The Compensation Committee has reviewed the compensation programs of the Company to determine if they encourage individuals to take unreasonable risks and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company. The Company’s existing compensation programs were reviewed, with particular attention to the performance metrics, programs and practices that mitigate risk (e.g., post-vest holding requirements, clawback policies), and the mix of short-term and long-term compensation, and the Compensation Committee concluded that no further review and inquiry was necessary.

Post-Vest Holding Requirement

In 2016, the Compensation Committee instituted a two-year post-vest holding requirement on market stock units ("MSUs"), restricted stock units ("RSUs") and restricted stock awards ("RSAs") granted to the top three Named Executive Officers - the President and Chief Executive Officer, the Chief Financial Officer, Treasurer and Controller, and the Secretary and General Counsel to further align these executives' long-term interests with those of our stockholders. The executives subject to the hold requirement cannot transfer or otherwise dispose of one-hundred percent (100%) of certain equity awards granted after January 1, 2016, which vest, net of taxes, and convert to shares of common stock.
Clawback Policy

In 2011, the Board of Directors approved a policy for recoupment of incentive compensation (the “Clawback Policy”). The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.
If such an event occurs, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) based on the erroneous data during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement, as determined by the Compensation Committee, in accordance with Section 10D of the Securities Exchange Act of 1934 as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any applicable guidance or rules issued or promulgated thereunder.

Anti-Hedging Policy

In 2011, the Board of Directors approved an Anti-Hedging Policy. Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors (or any designee of such executive officer or director) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company common stock (a) granted to the executive officer or director by the Company as part of the compensation of the executive officer or director; or (b) held, directly or indirectly, by the executive officer or director.

Corporate Governance Principles (Guidelines)

The Corporate Governance Principles and the charters of the five standing committees of the Board of Directors describe our governance framework. The Corporate Governance Principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Principles also are intended to align the interests of directors and management with those of our stockholders, and comply with or exceed the requirements of the Nasdaq Stock Market and applicable law. They establish the practices our Board follows with respect to:

•	Responsibilities of directors

•	Board size

•	Director independence

•	Attendance at meetings

•	Access to senior management

Copies of these Corporate Governance Principles are available through our website at www.lawsonproducts.com. The Company will also provide a copy of the Code of Ethics without charge upon written request directed to the Company at c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631.

Stockholder Communications with the Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication.

REMUNERATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

This section of the Proxy Statement explains how our executive compensation programs are designed and operate in practice with respect to our executives and specifically the following Named Executive Officers ("NEOs").

Named Executive Officer	Title
Michael G. DeCata	President and Chief Executive Officer
Ronald J. Knutson	Executive Vice President, Chief Financial Officer, Treasurer and Controller
Neil E. Jenkins	Executive Vice President, Secretary and General Counsel
Shane T. McCarthy	Senior Vice President, Supply Chain and Business Development
Matthew J. Brown	Senior Vice President, Sales

The 2017 Summary Compensation Table ("SCT") on page 43 represents compensation earned by the NEOs in calendar 2017.

Executive Summary

Overview of 2017 Performance and Compensation

2017 Business Environment and Company Performance

Lawson serves the industrial, commercial, institutional and government maintenance, repair and operations ("MRO") market.
Our strategic focus in 2017 was to continue to invest in the business and improve profitability while continuing to drive sales growth by hiring sales representatives, improving sales representative productivity and acquiring companies. The Company's 2017 financial performance, including a substantial investment in our business through a robust hiring and acquisition strategy, leads us to believe we have created a scalable infrastructure that will allow us to take full advantage of future growth opportunities. Our efforts in 2017 resulted in the following strategic accomplishments:

•	Increased Net Sales - Our Net Sales increased 10.6% from $276.6 million in 2016 to $305.9 million in 2017.

•	Increased Adjusted EBITDA - Our Adjusted EBITDA increased 32.6% from $14.0 million in 2016 to $18.5 million in 2017.

•
Acquisitions - We acquired Bolt Supply House Ltd. ("Bolt"), a Canadian MRO distributor. Bolt is expected to generate over $30 million of annual net sales through its network of 13 store locations in Alberta, Saskatchewan and Manitoba.

•	Stock Price - The Company's stock price increased from $23.80 on December 31, 2016 to $24.75 on December 31, 2017.

•	Increased Gross Profit Dollars - Gross profit dollars increased from $168.1 million in 2016 to $183.0 million in 2017.

•	Lean Six Sigma - Over the past three years we have had well over 100 employees complete Lean Six Sigma training, which is a systematic data driven approach to analyzing and improving business processes.

•	Improved Operational Performance - We continued to improve the fundamentals of our business, measured as improved customer service levels to our customers.

Executive Compensation in 2017 Relative to Company Performance and Performance Measures

Pay-for-performance continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives' objectives with our stockholders. We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return (“TSR”) (for additional detail, see the Total Stockholder Return section), while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include performance-based cash and equity awards. The following tables highlight the year-over-year relationship of the performance on two of the key financial metrics that we use in evaluating the Company's performance relative to incentive compensation payable in our Annual Incentive Plan ("AIP").

2015 - 2017 Adjusted EBITDA (in $000s) vs AIP Payout %

$25,000
$20,000
$15,000
$10,000
$5,000
$0
150%
100%
50%
0%

	2015 EBITDA	2016 EBITDA	2017 EBITDA
EBITDA (1)	17,129	13,964	18,522
AIP %	110.1%	61.0%	123.1%

2015 - 2017 Adjusted Net Sales (in $000s) vs AIP Payout %
$325,000
$300,000
$275,000
$250,000
$225,000
$200,000
150%
100%
50%
0%
2015 Sales
2016 Sales
2017 Sales

	2015 Sales	2016 Sales	2017 Sales
Sales (2)	279,663	274,156	297,759
AIP %	0.0%	0.0%	150.0%

(1)
“Adjusted EBITDA” is a performance measure that is equal to our operating income adjusted to eliminate the effects of interest expense, income tax expense, depreciation and amortization, our AIP and our long-term incentive plan ("LTIP") compensation, foreign exchange impact, unplanned acquisition activity and other certain non-routine and non-operating items (for additional detail, see the Annual Incentive Plan section).

(2)
“Adjusted Net Sales” is a performance measure that is equal to our net sales adjusted to eliminate the effects of the net effect of foreign exchange changes and unplanned acquisition sales (for additional detail, see the Annual Incentive Plan section).

Strong Pay for Attainment of Performance Measures. The close relationship between pay and stockholder value has resulted from the performance-based structure of our AIP and our LTIP. Our 2017 financial results as compared to our pre-established performance targets set for the 2017 AIP and 2015-2017 LTIP are described below:

•
In connection with Mr. DeCata's 2017 employment agreement, he received a 9.8% base salary increase. Mr. DeCata has not received an increase to his base salary since 2014. In light of the individual performance of our NEOs and the Company's performance, the Compensation Committee approved modest base salary increases in 2017 for a select few of our other NEOs. 2017 base salary increases were approximately 3.1%, on average, for our other NEOs, which includes Mr. Brown's increase in salary in connection with his promotion to Senior Vice President, Sales. Two NEO’s received no salary increase in 2017.

•
90% of our CEO and other NEO's 2017 AIP award opportunities is based upon performance relative to Adjusted EBITDA and Adjusted Net Sales. In 2017, to support a key Company strategic growth initiative, Net Sales from Acquisitions was added as the other 10% of our CEO and other NEO's AIP award opportunity.

•
These metrics provide for a balanced approach to measuring our NEO's performance. The Company's 2017 performance with respect to each of these metrics was above the target performance goals as follows: above the target, but below the maximum performance level for Adjusted EBITDA and Net Sales from Acquisitions, and above the maximum performance level for Adjusted Net Sales. Our financial results are provided below:

◦	$18.5 million in Adjusted EBITDA (for additional detail, see the 2017 AIP section) compared to a $16.3 million target

◦	$297.8 million in Adjusted Net Sales (for additional detail, see the 2017 AIP section) compared to a $283.3 million target

◦	$32.8 million in Net Sales from Acquisitions (for additional detail, see the 2017 AIP section) compared to a $20.0 million target

▪
Based upon better than expected financial results as described above, the 2017 AIP payouts were 132.5% of the CEO and other NEOs' target bonus award opportunity; whereas, the 2016 AIP payouts were equal to 36.6% of the aggregate target award opportunity for our CEO and other NEOs.

•
Long-term compensation delivered by our LTIP is a significant portion of the compensation awarded to each of our NEOs. The LTIP is comprised of performance-based cash and equity awards whereby value delivered to the NEOs is determined by our stock price, directly linking increases to shareholder value to our NEO’s compensation.

▪
One portion of the awarded opportunities granted as part of the 2015-2017 LTIP vested on December 31, 2017, in the form of SPRs (exercisable with a strike price of $25.16). The other portion consisted of MSUs, which were forfeited because the Company's trailing 30-day average closing stock price did not achieve the LTIP threshold price of $28.00. Additional details are provided in the "Long-Term Incentive Plan" section as well as the "Option/SPR Exercises and Stock Vested in 2017" table.

Compensation Program is aligned with Long-Term Stockholder Value. The following represents important elements of our long-term incentive plan:

◦	We encourage a long-term orientation of our executives by requiring three-year cliff vesting under the terms of our LTIPs.

◦	Only the Compensation Committee may approve equity incentive grants under the LTIP.

◦	Our 2014 equity incentive plan does not permit repricing or replacing underwater stock options or stock appreciation rights without prior stockholder approval (including cash buyouts).

◦
The NEOs are rewarded for growth in the same manner as stockholders and will realize value for the majority of their awards if the Company's stock price appreciates in value from the date the award is approved.

◦	We require a post-vest holding period for our three most senior NEOs.

◦	We are highlighting the Company's stock price performance from January 1, 2014, through December 31, 2017, reflecting an annual appreciation of 19.2% over this time period.

$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$26.72
$23.35
$24.75
$23.80
$12.25
1/1/2014
12/31/2014
12/31/2015
12/31/2016
12/31/2017

NEOs Compensation Aligns With Performance

The total compensation cost of our senior team continues to be aligned with our business results and the market value of the Company. For the 2015-2017 time period, we are disclosing the granted pay opportunity, realizable and realized compensation of our NEOs. At the same time, a meaningful portion of our NEO total compensation is provided in the form of SPRs and MSUs, with the actual value of these awards tied 100% to the Company’s share price performance. A significant increase in Net Sales and Adjusted EBITDA in 2017 contributed to achievement of the short-term incentive award, which positively impacted the realized portion of the other NEOs compensation.

To summarize how our CEO and other NEOs’ compensation have been aligned with performance over the 2015-2017 time period, the narrative and tables provided in this CD&A illustrate the grant date value of the AIP and LTIP pay opportunities, as well as the compensation realizable and realized from these awards over the same time period. We believe the inclusion of realizable compensation enhances our compensation disclosure as realizable pay is compensation that focuses on the middle of our compensation lifecycle - after award opportunities have been granted but not yet vested. Additionally, realized compensation sets forth the compensation that has been earned based upon awards granted throughout the three-year performance cycle. The SCT on page 43 and the “Options/SPR Exercises and Stock Vested in 2017” table on page 50 measure value at the two ends of the compensation lifecycle - when the pay is granted, and when it is ultimately realized (vested) by the executive.

To illustrate this pay-for-performance alignment, we can note that the actual realized compensation is significantly lower than the granted pay opportunity:

2015 - 2017 Other NEOs Granted, Realizable & Realized Compensation (1)

8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Value (in $000s)

	Granted Pay Opportunity (2)	Realizable (3)	Realized (4)
LTIP	2,142	890	0
AIP	1,968	1,617	1,617
Base Salary	3,463	3,463	3,463

(1) The 2015-2017 aggregate granted pay opportunity, realizable and realized compensation for Messrs. Jenkins, Knutson and McCarthy are included in the chart above. Mr. Brown was promoted to Senior Vice President, Sales effective March 16, 2017 and his granted pay opportunity, realizable and realized compensation is included in the chart above beginning with 2017.
(2) In the chart above, “Granted Pay Opportunity” equals the sum of the three prior years (i.e., 2015-2017): (i) Salary (as reported in the SCT on page 43), (ii) target award opportunity of AIP, and (iii) the grant date fair-value of LTIP awards as reported in the SCT.
(3) In the chart above, “Realizable Pay” equals the sum of the three prior years: (i) Salary earned, (ii) AIP earned, and (iii) the value of all earned long-term incentive awards for the completed performance cycle, as well as unvested LTIP awards for the ongoing performance cycle. This also includes Mr. Knutson's grant of 1,000 RSUs on January 13, 2017, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. All unvested long-term incentive awards are valued based on our stock price as of December 31, 2017. The realizable value of the NEOs' 2016-2018 MSU awards is zero, as the Company's stock price as of December 31, 2017 does not meet threshold award levels. The realizable value of the NEOs' 2017-2019 MSU awards is shown in the table above, as the Company's stock price as of December 31, 2017 exceeds threshold award levels.
(4) In the chart above, “Realized Pay” equals the sum of the three prior years: (i) Salary earned, (ii) AIP earned, and (iii) the value of all earned LTIP awards for the completed performance cycle.

CEO Compensation is aligned with Performance and Stockholder Value

The Board has taken concerted actions to align the compensation of our CEO to tangible financial results and increases in stockholder value. We do this primarily by considering several key factors: the CEO's pay mix, our performance-based AIP, long-term incentives with potential value to be realized aligned with tangible growth in stockholder value, and by encouraging share ownership. We are providing additional discussion on each of these factors.

CEO pay mix emphasizes alignment to long-term stockholder return (SCT)

2015 - 2017 Pay Mix
17%
13%
70%
Base Salary
AIP
LTIP

Our CEO’s mix is significantly more oriented to long-term value creation than that of our peer company CEOs, whereas our Core and Supplemental peer group's CEO mix is more oriented towards annual cash compensation.

Pay Mix Element	Lawson	Core Peer Group	Supplemental Peer Group
Base Salary	17%	30%	30%
Annual Incentive	13%	18%	27%
Long-Term Incentive	70%	52%	43%

CEO AIP payout is 100% formula-based, linked to three key drivers of long-term value

Our CEO’s annual incentive opportunity is tied directly to organic growth in revenue, growth in adjusted EBITDA, and growth via acquisitions (new for 2017), the three key strategic drivers which we believe drive long-term growth in stockholder value. Over the 2015-2017 time period, our CEO’s annual bonus and performance on these performance metrics has been as follows:

	2015	2016	2017
Adjusted EBITDA	$17,129	$13,964	$18,522
Payout percentage	110.1%	61.0%	123.1%
Adjusted EBITDA payout	$336,906	$186,521	$413,616

Adjusted Net Sales	$279,663	$274,156	$297,759
Payout percentage	—%	—%	150.0%
Adjusted Net Sales payout	$—	$—	$252,000

Net Sales from Acquisitions	N/A	N/A	$32,770
Payout percentage	N/A	N/A	131.2%
Net Sales from Acquisitions payout	N/A	N/A	$73,864

Annual AIP payout	$336,906	$186,521	$739,480

CEO LTI Awards aligned with meaningful increases in share price

Our CEO's long-term incentive awards have been granted to align a significant portion of Mr. DeCata’s compensation with long-term stockholder value creation, as well as to retain him over a long-term time horizon. The 2015 and 2017 grants discussed below are in relation to Mr. DeCata's 2015 and 2017 employment agreements.

The Board believed it was important to retain Mr. DeCata on a long-term basis and, therefore, entered into a new employment agreement in connection with the 2015 grant. We granted our CEO 420,000 SPRs/stock options, with a significant portion “out-of-the-money" as of grant date (the Company's stock price on January 12, 2015, the effective date of the grant, was $25.16 per share). The table below summarizes the realizable value, based on the Company's closing stock price on December 31, 2017, of $24.75 per share.

SPRs/Options Granted	Exercise Price	Realizable Value
180,000	$25.16	$—
140,000	29.16	—
100,000	33.16	—

In 2017, Mr. DeCata was granted cash and equity awards in lieu of his LTIP participation in future years. Mr. DeCata is not eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022. The Compensation Committee considered the following factors in determining the level of the award opportunity:

◦	the relationship between growth in stockholder value over this time period and the realizable value to our CEO;

◦	the proportion of the opportunity that would require meaningful increase in value beyond grant date; and

◦	peer group CEO LTI opportunities and total direct compensation ("TDC") levels.

As shown in the table below, 71% of the LTI grant is contingent upon performance and at risk.

2017 Special Award Mix
29.0%
71.0%
Performance-Based
Time-Based

We granted our CEO 81,000 SPRs/stock options, with a significant portion “out-of-the-money" as of grant date (the Company's stock price on August 14, 2017, the effective date of the grant, was $23.70 per share). The table below summarizes the realizable value, based on the Company's closing stock price on December 31, 2017, of $24.75 per share.

SPRs/Options Granted	Exercise Price	Realizable Value
34,000	$23.70	$35,700
27,000	27.70	—
20,000	31.70	—

In addition, the CEO was granted 57,934 MSUs that would vest at maximum on December 31, 2019, if the company’s stock price achieves $32.00, a 35% growth in value from grant date, as measured over the last 60 trading days of 2019. The realizable value of the unvested MSU portion of the award based on the Company's closing stock on December 31, 2017 of $24.75 per share is $776,678.

To reinforce retention, our CEO was also granted 29,083 shares of restricted stock that will cliff vest contingent upon continued employment through August 14, 2020. The realizable value of the unvested RSA portion of the award based on the Company's closing stock on December 31, 2017 of $24.75 per share is $719,804.

The required disclosure method in the proxy SCT reports fair value of a long-term incentive ("LTI") award as of grant date. Per this disclosure method, we have granted our CEO $6.1 million of LTI value in 2015 and 2017. Approximately $4.2 million of the reported SCT LTI grant value, which represents approximately 69% of the total reported grant value, was in the form of out-of-the-money SPRs and stock options. Such grants require growth in share price for Mr. DeCata to realize any value in these awards. In summary for the 2015 and 2017 awards, Mr. DeCata has a realizable value of 25.8% of the combined SCT grant value (based on the Company's closing stock price on December 31, 2017 of $24.75 per share) as shown in the table below.

Realizable LTI	$1,581,682
Total	1,581,682
SCT Grant Value	6,135,533
% of SCT	25.8%
Furthermore, as illustrated in the table below, the realizable and realized compensation for Mr. DeCata over the three-year period (2015-2017) is significantly less than his granted pay opportunity. This is due to the structure of the awards granted to Mr. DeCata upon the renewal of his employment agreement in 2015 and subsequent employment agreement in 2017, and illustrates our commitment to pay-for-performance.

2015 - 2017 Chief Executive Officer Granted, Realizable & Realized Compensation

12,000
10,000
8,000
6,000
4,000
2,000
0
Value (in $000s)

	Granted Pay Opportunity (1)	Realizable (2)	Realized (3)
Special Awards	6,136	1,582	0
LTIP	347	92	0
AIP	1,580	1,263	1,263
Base Salary	1,549	1,549	1,549

(1) In the chart above, “Granted Pay Opportunity” equals the sum of the three prior years (i.e., 2015-2017): (i) the grant date fair value of Mr. DeCata’s performance-based special awards, (ii) Salary (as reported in the SCT), (iii) target award opportunity of AIP, and (iv) the grant date fair value of LTIP awards as reported in the SCT.
(2) In the chart above, “Realizable Pay” equals the sum of the three prior years: (i) the value of Mr. DeCata’s performance-based special awards based on our stock price as of December 31, 2017 (the realizable value of the 2015 award is zero), (ii) Salary earned, (iii) AIP earned, and (iv) the value of all earned LTIP awards for the completed performance cycle and unvested long-term incentive awards for the ongoing performance cycle. This also includes Mr. DeCata's grant of 2,000 RSUs on January 13, 2017, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. All unvested long-term incentive awards are valued based on our stock price as of December 31, 2017. The realizable value of the 2016-2018 MSU award is zero, as the Company's stock price as of December 31, 2017 does not meet threshold award levels.
(3) In the chart above, “Realized Pay” equals the sum of the three prior years: (i) the value of Mr. DeCata’s performance-based special awards based on our stock price as of December 31, 2017 (the realized value of the award is zero), (ii) Salary earned, (iii) AIP earned, and (iv) the value of all earned LTIP awards for the completed performance cycle.

Total Stockholder Return. Additionally, in accordance with our pay-for-performance philosophy, our CEO's total direct compensation has been closely aligned with our TSR over the most recent 5-year period.

$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Summary Compensation Table (in $000s)
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Year End Share Price
12.25
26.72
23.35
23.80
24.75
2013
2014
2015
2016
2017
Summary Compensation Table
Year End Share Price

2017 Changes to the Compensation Program

Our anticipated 2017 financial performance, along with the individual performance of our NEOs, served as key factors in determining compensation for 2017. A slight change was made to the AIP in 2017 by adding Net Sales from Acquisitions as a performance measure with the pre-established performance goal equating to 10% of the CEO and other NEOs' target opportunity. As noted above, the Compensation Committee approved base salary increases to our other NEOs, with the exception of the CEO, who entered into an employment agreement with the Company.

Corporate Governance Practices Impacting Executive Compensation

The continued focus on our overall pay-for-performance philosophy is supported by the Company's compensation governance framework, which is demonstrated by the following policies:

•
Post-Vest Holding Requirement - In January 2016, the Compensation Committee instituted a two-year post-vest holding requirement for the CEO; Executive Vice President, Chief Financial Officer, Treasurer and Controller; and the Executive Vice President, Secretary, and General Counsel. We believe this change will help better align these executives’ long-term interests with those of our stockholders. The executives are required to hold and not transfer or otherwise dispose of one-hundred percent (100%) of MSUs, RSUs and RSAs granted after January 1, 2016, which vest and are then issued as shares of common stock, net of taxes. In addition, future awards granted in the form of equity may also be subject to this holding requirement. The holding period requirement survives their potential separation from the Company through the applicable hold period.

•
Anti-Hedging Policy - Our Anti-Hedging policy prohibits our directors, NEOs and other key executive officers from hedging the economic interest in the Company securities that they hold (as described in more detail under "Anti-Hedging Policy" on page 17).

•
Clawback Policy - Our Clawback Policy protects the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (as described in more detail under "Clawback Policy" on page 17).

•	Gross-Up on Change-in-Control Payments - We do not pay tax gross-ups for change in control ("CIC") payments under Code Section 280G.

•
Independent Compensation Consultant - The Compensation Committee's engagement of an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.

•
Risk Management Program - Our strong Enterprise Risk Management Program which includes our Compensation Committee's oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

•	Compensation Practices Not Permitted:

◦	A supplemental executive retirement plan (SERP);

◦	Single-trigger golden parachute payments;

◦	Perquisites for former or retired executives;

◦	Personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowance, or executive life insurance; and

◦	Payments for cause terminations or resignations other than for good reason following a change-in-control.

Response to Say-On-Pay Vote

The advisory stockholder vote on the executive compensation for the Company's NEOs Say-on-Pay Proposal is non-binding. However, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year such a vote is taken when making compensation decisions for our CEO and other NEOs. At our annual meeting of stockholders held on May 16, 2017, our Say-on-Pay Proposal received approximately 99% support from our stockholders (excluding broker non-votes and abstentions). The Compensation Committee believes that this stockholder vote strongly endorsed the compensation philosophy of the Company. Accordingly, the Compensation Committee did not take any specific actions with respect to its executive compensation programs as a direct result of the 2017 Say-on-Pay Proposal. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the NEOs. In 2017, the stockholders favored an annual frequency for the Say-on-Pay Proposal; therefore, the Compensation Committee implemented a stockholder vote on executive compensation on an annual basis.

Employment Agreement with our CEO

Mr. DeCata has been instrumental to our business turnaround and our path to profitable growth of the Company. The Board believes it is important to retain Mr. DeCata on a long-term basis. Therefore, on August 14, 2017, the Company entered into an employment agreement with Michael G. DeCata, as President and Chief Executive Officer. This agreement replaces and supersedes the employment agreement, dated January 12, 2015, by and between the Company and Mr. DeCata.

Concurrent with the employment agreement, as previously noted the Company awarded Mr. DeCata 41,000 SPRs pursuant to the Amended Stock Performance Plan (as amended and restated effective January 24, 2017) as well as 57,934 MSUs, 40,000 stock options and 29,083 RSAs under the Company’s 2009 Equity Compensation Plan (as amended and restated effective May 13, 2014, the “Equity Plan”) (for additional detail, see the Grants of Plan-Based Awards in 2017 section on page 45). In 2017, Mr. DeCata was granted cash and equity awards in lieu of his LTIP participation in future years. Mr. DeCata is not eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022. We believe we have an effective LTIP to encourage and reward our other NEOs and selected other executives; however, to retain Mr. DeCata, the Board decided to provide a more significant incentive to grow stockholder value.

As part of his agreement, on or before the tenth day following the payment of an AIP bonus to Mr. DeCata, he may elect to use all or a portion of his after tax AIP bonus to purchase shares of the Company's common stock. In connection with this election, Mr. DeCata will be entitled to receive RSAs in an amount equal to the number of shares purchased. Mr. DeCata purchased 5,000 shares of common stock in March 2018 and in connection with this purchase, he was awarded 5,000 shares, which will vest on the third anniversary of the grant date and shall be forfeited if Mr. DeCata sells or transfers the bonus-related shares on or prior to the third anniversary of the grant date.

Compensation Philosophy and Objectives

Our compensation programs are designed to encourage and reward the creation of long-term stockholder value. The Company's executive compensation programs reward executives for the development and execution of successful business strategies that lead to profitable growth. To deliver the appropriate mix of compensation for each NEO, we provide annual cash compensation, which includes a base salary and an annual incentive opportunity, and a long-term incentive opportunity, which is based 100% on increases to share price of the Company's common stock from the date of grant. We believe the mix of these forms of compensation, in the aggregate, balances the reward for each executive's contributions to our Company.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.
Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

2.
Accountability for Lawson's Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive awards. Our NEOs' compensation increases or decreases are based on how well they achieve the established performance goals and the increase in stockholder value.

3.	Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. We attempt to balance our NEO total compensation program to promote the achievement of both current and long-term performance goals. The Company’s overall compensation philosophy is to pay at the median of market competitive practices, with the ability of actual pay to exceed market median for exceeding goals. A NEO's compensation opportunity may benchmark above median levels reflecting individual qualifications, experience and position complexity, but the amount of compensation earned and/or realizable is designed to adjust with the results of our performance.

Determination of Competitive Practices

Peer Group for Compensation Benchmarking

We maintain two peer groups of public companies - a “core” and a “supplemental" group of companies - in order to assist the Company, the Compensation Committee and the Board to understand the current competitiveness of the TDC of the NEOs as compared to market practices. We use the data from the peer groups to benchmark total direct compensation which includes the level of base salaries and the mix, form and size of annual and long-term incentives provided to executives of similar companies to Lawson in terms of industry and size. In 2017, we engaged FGMK, LLC (“FGMK”), an independent advisory firm, to review these peer groups to help determine their continued relevance for helping make sound compensation decisions.

As a result of this review, we made no modifications to the composition of the core peer group from the prior year, which included the same 12 companies used in the 2016 review. The core peer group consists of companies within Lawson's industry with revenues and market capitalization similar to that of Lawson. The core peer group companies had 2016 median revenue of approximately $502 million and a market capitalization of $508 million compared to Lawson's 2016 revenue of $277 million and market capitalization of $209 million. We also use this peer group to benchmark Lawson’s financial and stockholder return performance as part of making executive pay decisions, as this group comprises many of our direct business competitors. Many of these companies are also used by institutional investors as stockholder return comparators to Lawson.

We did not change the composition of the supplemental peer group. The 2017 supplemental peer group consists of 26 companies, with median revenue of $359 million and market capitalization of $240 million, thus similar to Lawson in terms of size. The supplemental peer group served as an additional reference point so we could make appropriate compensation decisions based upon comprehensive market reference points.

The core and supplemental peer groups include the following companies:

Lawson Products, Inc. Core Peer Group
Aceto	Houston Wire & Cable Inc.
AMPCO-Pittsburgh Corp.	Insteel Industries
Applied Industrial Technologies, Inc.	Kadant Inc.
Circor International Inc.	KLX Inc.
DXP Enterprises Inc.	NN Inc.
Hardinge Inc.	Twin Disc Inc.

Lawson Products, Inc. Supplemental Peer Group
Allied Motion Technologies	MFRI Inc
Badger Meter Inc	P.A.M. Transportation Svcs
Celadon Group Inc	Patrick Industries Inc
Columbus McKinnon Corp	Powell Industries Inc
Culp Inc	Preformed Line Products Co
Dynamic Materials Corp	Starrett (L.S.) Co - CLA
Eastern Co	Sun Hydraulics Corp
Foster (LB) Co	Synalloy Corp
Gorman-Rupp Co	Trex Co Inc
Haynes International Inc	USA Truck Inc
Hurco Companies Inc	Vicor Corp
LSI Industries Inc	Vishay Precision Group Inc
Lydall Inc	Xerium Technologies Inc

The Compensation Committee believes that the proxy peer group benchmarking provides an accurate indicator of total compensation paid by companies with executives that have skills and responsibilities similar to our executives. Compensation for our executives is generally managed within the ranges of compensation paid by companies in the core and supplemental peer groups (“the Peer Group”).

NEO Compensation Competitiveness Compared to the Peer Group

We are summarizing how the 2017 actual TDC (base salary, three-year average AIP bonus payout and the three-year average LTI grant value) of the Company's NEOs compares to the combined core and supplemental peer groups' median and 75th percentiles. In addition to his responsibilities overseeing the Finance department, Mr. Knutson is responsible for our Business Analytics group. In addition to overseeing the Legal Department and Corporate Secretary functions, Mr. Jenkins also has management responsibility for the Human Resources Department.

	Median TDC, in ($000s)	75th Percentile TDC, in ($000s)	Lawson, in ($000s)
Title			TDC (1)
Michael G. DeCata	$1,875.2	$2,559.5	$3,110.4
President and Chief Executive Officer

Ronald J. Knutson	715.4	994.1	800.5
Executive Vice President, Chief Financial Officer, Treasurer and Controller

Neil E. Jenkins	839.8	1,013.9	951.8
Executive Vice President, Secretary and General Counsel

Shane T. McCarthy	550.1	797.3	498.6
Senior Vice President, Supply Chain and Business Development

Matthew J. Brown (2)	503.2	579.3	544.2
Senior Vice President, Sales

(1)
Represents the NEO's 2017 Base Salary, average AIP earned for 2015 - 2017 performance cycle and the average grant date fair value from the 2015 - 2017, 2016 - 2018 and 2017 - 2019 LTIP plans. Includes restricted stock awards granted to Messrs. DeCata and Knutson of 2,000 and 1,000 shares respectively on January 13, 2017, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. In 2017, Mr. DeCata was granted cash and equity awards in lieu of his LTIP participation in future years. Mr. DeCata is not eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022. The annualized value Mr. DeCata’s 2017 LTI award value of $2.489 million is only $0.829 million, which would result in our CEO pay equal to $2.091 million.

(2)	We are summarizing Mr. Brown's 2017 base salary, 2017 AIP bonus payout and 2017 LTI grant value as he was promoted to Senior Vice President, Sales effective March 16, 2017.

Elements of Total Compensation

In determining the type and amount of compensation for each executive, we use both annual cash compensation, which includes a base salary and an annual incentive award, and a long-term incentive opportunity, which is equity based. Our compensation programs are designed to encourage and reward the creation of long-term stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-takings. The Compensation Committee believes the mix of these forms of compensation, in the aggregate, supports the Company's overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, motivating and rewarding the achievement of individual and company goals and aligning the interests of executive officers with those of our stockholders. Our annual and long-term incentive plans provide for additional compensation for achievement above set performance targets such that an executive's compensation may reach the 75th percentile of market levels based upon performance.

The following table describes each executive compensation element utilized in 2017 for our NEOs based on the philosophy and objectives described above as well as each element's link to our compensation philosophy.

Compensation Element	Philosophy Statement	Talent Acquisition and Retention	Accountability for Business Performance (Align to Stockholder Interests)	Accountability for Individual Performance (Support Company Performance and Value Creation)
Base Salary
We intend to provide base pay competitive to the market of industry peers across other industries where appropriate. Our goal is to strike a balance between attracting and retaining talent, expecting superior results and finding individuals who can focus on transforming our business. Base salary maintains a standard of living, is used to compete in the market for talent and forms the foundation for other reward vehicles.
X

Annual Incentive Plan
The 2017 AIP was designed to reward specific annual performance against business measures set by the Board. The amount of the 2017 AIP reward was determined by formula and can vary from 0% to 150% of an individual executive's original target incentive.
		X	X	X

2017-2019 Long-Term Incentive Plan
The 2017-2019 LTIP was designed to align executives with the long-term interests of stockholders. The Committee believes that SPRs align the interests of executives with stockholders in that SPRs only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on the grant date. MSUs are an incentive to meaningfully increase share price over a three-year performance cycle. The MSUs are scheduled to vest from 0% to 150% of an individual executive's target incentive, based on share price performance. RSUs were granted as a retention incentive aligned with future changes to share price. All three LTIP incentives cliff-vest at the end of fiscal year 2019.
		X	X	X

Other Compensation and Benefit Programs
Lawson offers employee benefits programs that provide protections for health, welfare and retirement. These programs are standard within the United States and include healthcare, life, disability, dental and vision benefits as well as a 401(k) program and other federally provided programs outside of the United States. A deferred compensation program is also provided to a select group of our management, including our NEOs, to provide for tax-advantaged savings beyond the limits of qualified plans. Investment choices are market-based.
X

Base Salary

We provide NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our NEOs. Our base salary philosophy is intended to keep our fixed costs at an appropriate level for each role. In setting base salaries for the CEO and other executives, the Compensation Committee considers:

•	Competitive market data based upon peer group benchmarking;

•	The experience, skills and competencies of the individual;

•	The duties and responsibilities of the respective executive;

•	The ability of the individual to effectively transform our company and culture; and

•	The individual's ability to achieve superior results.

We typically consider adjustments to NEO base salaries on an annual basis as part of our review process, as well as upon a promotion. Our NEOs are eligible to receive the same percentage annual merit percentage increase applicable to all other employees and may receive an increase that is more or less than our merit increase guideline as a result of each NEO's current base salary vs. market levels, changes in duties, performance or retention considerations. 2017 base salary increases were 9.8% for our CEO and 3.1%, on average, for the other NEOs, including Mr. Brown's increase in salary, which was in connection with his promotion.

The base salaries for the NEOs in 2016 and 2017 were as follows:

Executive Name	2016 Base Salary (1)	2017 Base Salary (2)	Change in Base Salary (3)
Michael G. DeCata	$510,000	$560,000	$50,000
Ronald J. Knutson	370,800	370,800	—
Neil E. Jenkins	443,673	443,673	—
Shane T. McCarthy	275,000	286,000	11,000
Matthew J. Brown	220,000	250,000	30,000

(1)	2016 base salaries were effective March 16, 2016, except for Mr. Brown, whose base salary was effective January 1, 2016 concurrent with his appointment as Vice President, Sales.

(2)	2017 base salaries were effective March 16, 2017, except for Mr. DeCata, which was effective August 16, 2017 in connection with his employment agreement dated August 14, 2017.

(3)	Increases in salary were due to merit raises except for Mr. DeCata. Mr. Brown's increase in salary was in connection with his promotion to Senior Vice President, Sales effective March 16, 2017.

Annual Incentive Plan

We require our NEOs to be focused on achievement of the critical, strategic and tactical objectives that lead to annual Company success. Therefore, performance goals under our AIP align their compensation with our annual business objectives. The design of the AIP, the selected performance measures and targets and the timing of payouts are designed to drive positive business performance on an annual basis.

2017 AIP

Pursuant to the terms of the 2017 AIP, each NEO was granted a threshold, target and maximum bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities range from 0% to 150% of the target AIP opportunity for our NEOs. The 2017 AIP award opportunities at threshold, target and maximum for the NEOs in 2017 are provided in the “Grants of Plan-Based Awards in 2017” table on page 45.

At the beginning of each year, the Compensation Committee approves the assignment of a threshold, target and maximum objective for each financial performance measure. The target objectives are established based upon the operating budget approved by the Board. Actual year-end financial results are compared to plan objectives in order to determine the amount of any NEO bonus. If actual financial results fall between the threshold and target or the target and maximum objectives, bonuses are proportionately increased as a result of the threshold or target objective being exceeded. Notwithstanding the other provisions of the AIP, the Committee may exercise its business judgment to reduce or eliminate any bonus payable to a NEO based upon the Committee's determination of individual performance or other factors it deems relevant. The Compensation Committee may not use its business judgment to increase any bonus payable to a NEO.

The Committee also has the ability to use its business judgment to adjust performance criteria during a fiscal year if, for example, the initially established performance criteria are rendered unrealistic in light of circumstances beyond the control of the Company and its management such as acquisitions or dispositions, for example. No adjustments were made to the corporate performance criteria during fiscal year 2017. The Company utilized pre-established performance criteria that are intended to align executive compensation with our 2017 business objectives.

The 2017 AIP financial performance targets, established above the actual 2016 results, were as follows (dollars in thousands):

	AIP Performance Targets
	Threshold	Target	Maximum
Adjusted EBITDA	$12,200	$16,300	$21,100
Payout percentage	50%	100%	150%

Adjusted Net Sales	$278,900	$283,300	$287,200
Payout percentage	50%	100%	150%

Net Sales from Acquisitions	$12,000	$20,000	$40,000
Payout percentage	50%	100%	150%

The Compensation Committee approved AIP short-term performance goals to focus our NEOs on business priorities for the upcoming year. Under the 2017 AIP, target opportunities as a percent of each NEO's salary were set as follows:

	2017 AIP Target		2017 AIP Goal Weighting
	Amount	Percent of Base Salary	Adjusted EBITDA	Adjusted Net Sales Dollars	Net Sales from Acquisitions
Michael G. DeCata	$560,000	100%	60%	30%	10%
Ronald J. Knutson	222,480	60%	60%	30%	10%
Neil E. Jenkins	266,204	60%	60%	30%	10%
Shane T. McCarthy	143,000	50%	60%	30%	10%
Matthew J. Brown (1)	113,038	50%	40%	50%	10%

(1)
Mr. Brown was promoted from VP, Sales to SVP, Sales on March 16, 2017. His AIP opportunity is prorated for his time in each role during the performance period. His target opportunity as VP, Sales was 30% of his base salary and his target opportunity as SVP, Sales was 50% of his base salary.

The 2017 AIP financial performance measure targets and actual results were as follows (dollars in thousands):

		2017 AIP Performance Targets
	Actual Results	Threshold	Target	Maximum
Adjusted EBITDA	$18,522	$12,200	$16,300	$21,100
Payout percentage	123.1%	50%	100%	150%

Adjusted Net Sales	$297,759	$278,900	$283,300	$287,200
Payout percentage	150.0%	50%	100%	150%

Net Sales from Acquisitions	$32,770	$12,000	$20,000	$40,000
Payout percentage	131.2%	50%	100%	150%

•	Adjusted EBITDA

◦
The Adjusted EBITDA target of $16.3 million was established based on our planned 2017 Adjusted EBITDA. Actual 2017 EBITDA including the AIP and LTIP plans was $23.3 million. This amount was then adjusted for foreign exchange rate changes and the impact of the Company's 2017 acquisitions and the gain on the sale of a distribution center which were not included in the established target. The aggregate amount of all approved adjustments was a decrease of $4.8 million resulting in an Adjusted EBITDA of approximately $18.5 million for 2017.

•	Adjusted Net Sales

◦
Adjusted Net Sales consisted of Net Sales, reduced for the net effect of foreign exchange rate changes and revenues from acquisitions which were not included in the established target. The aggregate amount of all approved adjustments was a decrease of $8.1 million.

•	Net Sales from Acquisitions

◦	Net Sales from Acquisitions was $32.8 million representing the preceding 12 months sales prior to the acquisition consistent with the approach in establishing the target goal.

The actual financial results finished above target objective for Adjusted EBITDA, Adjusted Net Sales and Net Sales from Acquisitions. This resulted in 2017 AIP payouts equal to 132.5% of the aggregate target award opportunity for our NEOs.

	2017 AIP Payout
	Target Payout	Actual Payout
Michael G. DeCata	$560,000	$739,480
Ronald J. Knutson	222,480	293,785
Neil E. Jenkins	266,204	351,522
Shane T. McCarthy	143,000	188,832
Matthew J. Brown	113,038	155,348

Long-Term Incentive Plan

Background - LTIP

The Compensation Committee directly engaged independent compensation consultant FGMK to make LTIP recommendations intended to be competitive with market practices, aligned with the Company's business goals and supportive of the Company's strategy for retaining and motivating leadership talent, as well as rewarding for superior performance. The LTIP design process allows the Committee to evaluate and consider the specific plan components each year. The LTIP is designed to incentivize financial performance over a longer time period than the AIP. The LTIP opportunity, calculated as a percentage of base salary, is formulated to be competitive with market practices and aligned with our compensation philosophy and objectives.

2017-2019 LTIP

In 2017, long-term incentive awards were granted to the NEOs in three vehicles: twenty-five percent (25%) of the total target opportunity was granted in the form of RSUs, twenty-five percent (25%) in SPRs and fifty percent (50%) in MSUs. The target value of each award and the total 2017-2019 LTIP opportunity to each NEO is as follows:

Executive	RSU Target Award	SPR Target Award	MSU Target Award (1)	Total 2017-2019 Opportunity
Michael G. DeCata(2)	$—	$—	$—	$—
Ronald J. Knutson	74,160	74,160	148,320	296,640
Neil E. Jenkins	88,735	88,735	177,469	354,939
Shane T. McCarthy	41,250	41,250	82,500	165,000
Matthew J. Brown (3)	37,366	36,343	72,687	146,396

(1)
Additional shares are granted to Messrs. Jenkins and Knutson in consideration for the two year post-vest holding period applicable to vested shares. The additional shares are based on a two year discount of 17.1%, as determined by an independent valuation.

(2)
Mr. DeCata did not participate in the 2017-2019 LTIP plan; however, he was granted cash and equity awards pursuant to his employment agreement entered into on August 14, 2017, as discussed in the "Compensation Agreements" and "Outstanding Equity Awards" sections.

(3)
Mr. Brown was promoted from VP, Sales to SVP, Sales on March 16, 2017. His LTIP target opportunity is prorated for his time in each role during the three-year performance cycle. His target opportunity as VP, Sales was 40% of his base salary and his target opportunity as SVP, Sales was 60% of his base salary.

Rationale for 2017-2019 LTIP Awards

Why award RSUs? RSUs were granted as a retention incentive that are aligned to the long-term interests of stockholders by rewarding executives for Lawson's share price change. The RSUs cliff vest in full upon the completion of the three-year performance cycle on December 31, 2019, provided that the participant remains continuously employed by the Company through such date.

Messrs. Knutson and Jenkins are subject to a two-year post-vest holding requirement on RSUs granted as part of the 2017-2019 LTIP. The executives cannot transfer or otherwise dispose of one-hundred percent (100%) of these awards until January 1, 2022.

Why award SPRs? The SPRs were granted with an exercise price equal to the fair market value of Lawson stock as of the date of grant. SPRs are cash-settled awards that operate in the same manner as stock options in that each participant will only realize value in an amount equal to the difference between fair market value at exercise date and the underlying exercise price. Therefore, NEOs are rewarded for share price growth in the same manner as stockholders. For the 2017-2019 LTIP, the SPRs were granted with the following terms:

•
The SPRs cliff vest in full upon the completion of the three-year performance cycle on December 31, 2019, provided that the participant remains continuously employed by the Company through such date. Each participant will then have five years after this vest date to exercise the vested SPRs. Additional details on the SPRs include:

◦	The exercise price of the SPR award was equal to $22.75. The portion of Mr. Brown's award received upon his promotion to SVP, Sales effective March 16, 2017 have an exercise price equal to $25.65.

◦	The executive will realize ordinary income on the difference between the exercise price and the fair market value of the SPRs at exercise date.

Why award MSUs? MSUs are stock-settled awards that have a direct link to long-term interests of stockholders by rewarding executives for Lawson’s share price change vs. threshold, target and maximum stock price goals as recommended by the Committee, measured over the three-year performance cycle from grant date. The actual number of shares of our common stock issuable under MSUs is therefore variable based on the Company’s stock price over the three-year performance period. Messrs. Knutson and Jenkins are subject to a two-year post-vest holding requirement on MSUs granted as part of the 2017-2019 LTIP. The executives cannot transfer or otherwise dispose of any of these awards until January 1, 2022.

For the 2017-2019 LTIP, the potential value of MSUs is determined as follows:

•
The number of MSUs that will vest is based upon share price attainment determined by the trailing 60-trading day average closing price of the Company's common stock on the vest date of December 31, 2019. Each participant will vest in the MSUs as follows:

	Threshold	Target	Maximum
Average Closing Stock Price (as of December 31, 2019)	$24.50	$27.50	$32.00
% of Target MSUs Vested	50%	100%	150%

If the final stock price is between each of the above as stated, the number of MSUs vested will be calculated using straight-line interpolation between each defined share price level. If the stock price is below $24.50, the executive would not receive an award. If the stock price exceeds $32.00, the executive would receive 150% of their target award. The executive will realize ordinary income, if any, on the MSUs based upon the fair market value of each MSU at vest date.

2016-2018 LTIP

In 2016, long-term incentive awards were granted to the NEOs in two vehicles: twenty-five percent (25%) of the total target opportunity was granted in the form of SPRs and seventy-five percent (75%) in MSUs. The target value of each award and the total 2016-2018 LTIP opportunity to each NEO is as follows:

Executive	SPR Target Award	MSU Target Award (1)	Total 2016-2018 Opportunity
Michael G. DeCata	$127,500	$382,500	$510,000
Ronald J. Knutson	72,000	216,000	288,000
Neil E. Jenkins	86,150	258,450	344,600
Shane T. McCarthy	28,897	86,691	115,588

(1)
Additional shares are granted to Messrs. DeCata, Jenkins and Knutson in consideration for the two year post-vest holding period applicable to vested shares. The additional shares are based on a two year discount of 17.1%, as determined by an independent valuation.

•
The SPRs cliff vest in full on December 31, 2018, provided that the participant remains continuously employed by the Company through such date. Each participant will then have five years after this vest date to exercise some or all of the vested SPRs. Additional details on the SPRs include:

◦	The exercise price of the SPR award was equal to $18.98.

◦	The executive will realize ordinary income, if any, on the difference between the exercise price and the fair market value of the SPR at exercise date.

•
The number of MSUs that will vest is based upon share price attainment determined by the trailing 60-day average closing price of the Company's common stock on the vest date of December 31, 2018. Each participant will vest in the MSUs as follows:

	Threshold	Target	Maximum
Average Closing Stock Price (as of December 31, 2018)	$29.00	$33.00	$39.00
% of Target MSUs Vested	50%	100%	150%

If the final stock price is between each of the above as stated, the number of MSUs vested will be calculated using straight-line interpolation between each defined share price level. If the stock price is below $29.00, the executive would not receive an award. If the stock price exceeds $39.00, the executive would receive 150% of their target award. The executive will realize ordinary income, if any, on the MSUs based upon the fair market value of each MSU at vest date.

2015-2017 LTIP

In 2015, long-term incentive awards were granted to the NEOs in two vehicles: twenty-five percent (25%) of the total target opportunity was granted in the form of SPRs and seventy-five percent (75%) in MSUs. The target value of each award and the total 2015-2017 LTIP opportunity to each NEO is as follows:

Executive	SPR Target Award	MSU Target Award	Total 2015-2017 Opportunity
Michael G. DeCata (1)	$—	$—	$—
Ronald J. Knutson	67,980	203,940	271,920
Neil E. Jenkins	84,460	253,380	337,840
Shane T. McCarthy	28,125	84,375	112,500

(1)
Mr. DeCata did not participate in the 2015-2017 LTIP plan; however, he was granted a long-term performance-based retention award pursuant to his employment agreement entered into on January 12, 2015 as discussed in the "Outstanding Equity Awards" section.

•
The SPRs cliff vested in full on December 31, 2017, provided that the participant remained continuously employed by the Company through such date. Each participant has five years after this vest date to exercise some or all of the vested SPRs. Additional details on the SPRs include:

◦	The exercise price of the SPR award was equal to $25.16.

◦	The executive will realize ordinary income, if any, on the difference between the exercise price and the fair market value of the SPR at exercise date.

•	Since the Company's trailing 30-day average closing stock price finished below $28.00 on December 31, 2017, the executives did not receive any of their target MSU award.

	Threshold	Target	Maximum
Average Closing Stock Price (as of December 31, 2017)	$28.00	$31.50	$35.00
% of Target MSUs Vested	50%	100%	150%

Actions Taken After Close of 2017 Year End
Base Salary and Incentive Plans

2018 base salary increases, AIP and LTIP opportunities and performance targets for our NEOs have been approved by the Compensation Committee. Consistent with prior years, the Company has reviewed NEO base salary levels and provided a merit increase as appropriate. In 2018, NEOs will continue to be eligible for an AIP award based on the Company's 2018 performance against Adjusted EBITDA, Adjusted Net Sales and Net Sales from Acquisitions. In addition, each NEO (with the exception of Mr. DeCata) received a LTIP award consisting of RSUs, SPRs and MSUs. Thirty percent (30%) of the total target award opportunity was granted in the form of RSUs, thirty percent (30%) in SPRs and forty percent (40%) in MSUs.

Consistent with 2017 stock-based awards, for 2018 the Compensation Committee established a two-year post-vest holding requirement on the MSUs and RSUs granted to the Executive Vice President, Chief Financial Officer, Treasurer and Controller; and the Executive Vice President, Secretary, and General Counsel to further align these executives' long-term interests with those of our stockholders. The value of the 2018 AIP and LTIP award opportunities is calculated as a percentage of each NEO's base salary and is consistent with the 2017 target opportunity levels.
Benefits and Retirement Plans

The NEOs are eligible for both “standard” and “non-qualified” benefits. Standard benefits are generally available to all of our employees and in some cases are subject to favorable tax treatment. Our standard benefit plans cover such items as health insurance, life insurance, vacation, profit sharing and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to our standard benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Code.

Non-qualified benefits available to executives include the opportunity to receive Company profit sharing and 401(k) matching contributions in excess of the 2017 IRS annual compensation limit of $270,000, but not to exceed their current base salary, as well as the opportunity to defer compensation in a deferred compensation plan. The deferred compensation plan allows participants to defer the receipt of compensation arising from cash or vested stock-based compensation until a later year from the year earned and, therefore, defer payment of income taxes into retirement years when their personal income and tax levels are generally lower. A feature of the deferred compensation plan allows participants to select a set of mutual funds for cash compensation deferrals, which are then tracked for growth. The Company purchases life insurance policies which have been deposited into a rabbi trust to offset the Company's deferred compensation liability. Executives in the plan are unsecured creditors of the Company.

The Company has broad-based, qualified profit-sharing and 401(k) plans available to the NEOs, along with other employees, to facilitate retirement savings. Along with other employees, the Company matches 100% of the first 3% and 50% of the next 2% of NEO contributions to the 401(k) plan. The Company does not offer any other post-retirement benefits to the CEO or other NEOs. For 2017, the Company made a profit sharing contribution of 0.75% of eligible earnings, which was allocated among participants, pro-rata, according to their compensation.

Perquisites

We occasionally offer relocation benefits to certain executives under our executive relocation policy. However, we do not offer other perquisites for our executives such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles. Each NEO is eligible to receive up to $1,000 for financial planning.

Separation and Change-in-Control

Employment and Change-in-Control Contracts

Certain NEOs have employment contracts with the Company as further described in the "Compensation Agreements" section on the following page. Employment and change-in-control contracts help attract executives to work for the Company by protecting them from certain risks, such as position elimination in the event of a business reorganization or a change-in-control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.

Role of Executives in Setting Compensation

The Company's CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs as described in the Corporate Governance section under “The Compensation Committee”. The CEO may not be present in any meeting of the Compensation Committee in which his compensation is discussed.

Compensation Committee Interlocks and Insider Participation

In 2017, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2017 and no member of the Compensation Committee was formerly an employee of the Company.

Role of the Independent Compensation Consultant

In 2017, the Compensation Committee engaged FGMK to perform benchmarking analyses of executive officer compensation and make recommendations on peer group determination, performance metrics and incentive opportunity levels for the NEOs. FGMK was asked to make recommendations related to the LTIP awards, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. FGMK performs no other services for the Company. The Compensation Committee has reviewed the independence of FGMK in light of SEC rules and Nasdaq listing standards regarding compensation consultants and has concluded that FGMK's work for the Compensation Committee does not raise any conflict of interest. All work performed by FGMK is subject to review and approval of the Compensation Committee.

Tax & Accounting Considerations

Policy with Respect to Code Section 162(m)

Code Section 162(m) limits the Company's ability to deduct compensation paid in any given year to our CEO and the three other most highly compensated officers other than the chief financial officer (the “Covered Employees”) in excess of $1.0 million. Performance-based compensation may be structured to be exempt from this restriction. The Compensation Committee may grant awards under the Equity Plan, including annual incentive awards, which are intended to meet the performance-based compensation exception under Code Section 162(m). However, we reserve the right to design compensation plans and grant awards that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans.

On December 22, 2017, legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”) repealed the performance-based compensation exemption under Section 162(m), effective for taxable years beginning after December 31, 2017, subject to certain transition relief. This repeal means that performance-based compensation paid to our “covered employees” (as defined by Code Section 162(m)) in excess of the $1.0 million compensation limitation under Code Section 162(m) will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Although the Compensation Committee has endeavored to structure certain awards of cash and equity incentives payable to our covered employees in a manner that is intended to be exempt from Code Section 162(m) (and therefore not subject to its deduction limits), uncertainties exist as to the effect of the TCJA on Code Section 162(m) and the regulations issued thereunder.

Stock-Based Compensation

The fair value of stock-based compensation, which includes equity incentives such as stock options, restricted stock awards, RSUs and MSUs as well as cash-based SPRs, is measured in accordance with GAAP and is expensed over the applicable vesting period.

Code Sections 280G and 4999

Code Sections 280G and 4999 relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control (“CIC”) if the payment exceeds three times the executive's base earnings (as defined by Code Section 280G). The Company seeks to minimize the tax consequences that might arise under a potential CIC of Lawson by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing CIC agreements provide that the Company will reduce the CIC payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential Code Section 280G excise taxes, which are the sole responsibility of the executive.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2017. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted by the Compensation Committee:

Lee S. Hillman (Chairman)
Andrew B. Albert
I. Steven Edelson
James S. Errant

COMPENSATION AGREEMENTS

Key terms of compensation agreements currently in effect between the Company and its NEOs are summarized below.

Mr. Michael G. DeCata

Mr. DeCata became employed under an October 16, 2012 agreement. Mr. DeCata has been instrumental to the Company's business turnaround and path to future profitable growth. The Board believed it was important to retain Mr. DeCata on a long-term basis. Therefore, on August 14, 2017, the Company entered into a new employment agreement with Mr. DeCata, as President and Chief Executive Officer. This agreement replaced and superseded his prior employment agreements, dated October 16, 2012 and January 12, 2015, by and between the Company and Mr. DeCata. Mr. DeCata's annual base salary was set at $560,000 effective August 16, 2017.

Pursuant to this agreement, Mr. DeCata is eligible for a performance-based annual incentive opportunity as determined each year by the Board-approved Annual Incentive Plan. In accordance with the employment agreement, the Company entered into an award agreement with Mr. DeCata pursuant to which the Company awarded him an option to purchase 40,000 shares of our common stock and 41,000 SPRs under the Company’s Equity Plan and Amended Stock Performance Plan, respectively. Pursuant to this agreement, Mr. DeCata received 57,934 MSUs that will vest based upon share price attainment determined by the trailing 60-trading day weighted average closing price of the Company's common stock on the vest date of December 31, 2019. Mr. DeCata also received 29,083 RSAs which will cliff vest on December 31, 2019. In connection with this award, Mr. DeCata is not eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022.

If the Company terminates Mr. DeCata without cause, or he terminates his employment for good reason (each as defined in the employment agreement), Mr. DeCata will receive 300% of his then current base salary payable in monthly installments for a period of 24 months; coverage under the Company's health benefit plans for an additional 24 months following termination for Mr. DeCata and his family; and all outstanding unvested equity awards that would have otherwise vested during the 24 month period had he remained employed during this period, if any, shall immediately vest upon the effective date of the termination. Mr. DeCata will have until the earlier of (A) one year following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the expiration of the term of such equity award to exercise any vested equity award that is subject to being exercised. This shall apply only to unvested equity awards where vesting is solely service-based, but shall not apply to unvested equity awards where vesting is performance-based in whole or in part.

If within 24 months following a CIC the Company terminates Mr. DeCata's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the higher of the target bonus or the actual bonus for the prior year. In addition, Mr. DeCata and his family will be covered under the Company's health benefit plans for two years following termination. All of Mr. DeCata's outstanding equity awards, if any, shall immediately vest upon the effective date of termination to the extent not already vested, and he shall have until the earlier of (A) one year following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the expiration of the term of such equity award to exercise any equity award that is subject to being exercised.

In the event Mr. DeCata dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. DeCata's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 24 months.

If Mr. DeCata becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months plus his target bonus with respect to the year in which the termination occurs and at a rate equal to 60% of his then current salary for 24 months thereafter plus his target bonus with respect to the year in which the termination occurs. Coverage under the Company's health benefit plan will be continued for five and one-half years (see Summary Table of Potential Payments Upon Termination or Change-in-Control).

Mr. DeCata has agreed not to compete with the Company during the period of employment and for a period of 18 months thereafter.

Mr. Ronald J. Knutson

Mr. Knutson is employed under an amended and restated employment agreement as of August 29, 2012. Mr. Knutson's annual base salary was set at $370,800 effective March 16, 2016.

The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants.

If the Company terminates Mr. Knutson without cause, or he terminates his employment for good reason (each as defined in the employment agreement), Mr. Knutson will receive his then current base salary for two years, a pro rata bonus based on the most recent annual bonus, outplacement services not to exceed $25,000, and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC the Company terminates Mr. Knutson's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Knutson and his family will be covered under the Company's health benefit plans for two years following termination, as well as outplacement services not to exceed $25,000.

In the event Mr. Knutson dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. Knutson's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 24 months.

If Mr. Knutson becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current base salary for 24 months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years (see Summary Table of Potential Payments Upon Termination or Change-in-Control).

Mr. Knutson has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Neil E. Jenkins

Mr. Jenkins is employed under an amended and restated employment agreement as of August 29, 2012. Mr. Jenkins' annual base salary was set at $443,673 effective March 16, 2016.

The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants.

If the Company terminates Mr. Jenkins without cause, or he terminates his employment for good reason (each as defined in the employment agreement), Mr. Jenkins will receive his then current base salary for two years, a pro rata bonus based on the most recent annual bonus, and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC the Company terminates Mr. Jenkins' employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Jenkins and his family will be covered under the Company's health benefit plans for two years following termination.

In the event Mr. Jenkins dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. Jenkins' then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 24 months.

If Mr. Jenkins becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years (see Summary Table of Potential Payments Upon Termination or Change-in-Control).

Mr. Jenkins has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Shane T. McCarthy

Mr. McCarthy is not employed under an employment agreement; however, certain terms of his employment are described under his CIC agreement as of October 15, 2015. This agreement provides that if Mr. McCarthy without cause or good reason is terminated within 1 year of consummation of a CIC, he will be entitled to receive severance in the amount of 12 months of his then current base salary, as well as the greater of his then current target annual bonus payout level and the annual incentive bonus most recently paid to Mr. McCarthy. All of Mr. McCarthy's outstanding equity awards, if any, shall immediately vest upon the effective date of termination to the extent not already vested, and he shall have until the earlier of (A) ninety (90) days following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the term of such equity award to exercise any vested equity award that is subject to being exercised.

Mr. McCarthy is eligible for performance-based annual incentive bonuses, as well as participation in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants. As stated in his LTIP agreement, any awards shall immediately vest in full in the event of a CIC.

Matthew J. Brown

Mr. Brown is not employed under an employment agreement; however, certain terms of his employment are described under his CIC agreement as of October 15, 2015. This agreement provides that if Mr. Brown without cause or good reason is terminated within 1 year of consummation of a CIC, he will be entitled to receive severance in the amount of 12 months of his then current base salary, as well as the greater of his then current target annual bonus payout level and the annual incentive bonus most recently paid to Mr. Brown. All of Mr. Brown's outstanding equity awards, if any, shall immediately vest upon the effective date of termination to the extent not already vested, and he shall have until the earlier of (A) ninety (90) days following the effective date of termination (or such longer exercise period that may be provided in an award agreement evidencing such equity award) and (B) the term of such equity award to exercise any vested equity award that is subject to being exercised.

Mr. Brown is eligible for performance-based annual incentive bonuses, as well as participation in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, SPRs, MSUs, RSAs and stock award grants. As stated in his LTIP agreement, any awards shall immediately vest in full in the event of a CIC.

EXECUTIVE COMPENSATION

2017 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the last three fiscal years awarded to or earned by individuals who served during 2017 as the Company's CEO, Chief Financial Officer and each of the Company's three other most highly compensated executive officers in 2017. The following table includes all amounts awarded to our NEOs related to the LTIPs and RSAs granted by the Compensation Committee throughout the current and previous performance cycles.

					SPR/	Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)(3)	($)(4)	($)(5)	($)(6)	Total ($)

Michael G. DeCata (7)	2017	$528,750	$—	$1,924,373	$610,960	$739,480	$27,311	$3,830,874
President and	2016	510,000	—	225,842	120,789	186,521	25,739	1,068,891
Chief Executive Officer	2015	510,000	—	—	3,600,200	336,906	25,926	4,473,032

Ronald J. Knutson	2017	370,800	—	290,531	76,078	293,785	19,615	1,050,809
Executive Vice President,	2016	368,550	—	127,530	68,211	81,367	17,844	663,502
Chief Financial Officer, Treasurer and Controller	2015	355,813	—	140,880	67,980	142,690	16,902	724,265

Neil E. Jenkins	2017	443,673	—	319,916	91,031	351,522	25,036	1,231,178
Executive Vice President,	2016	440,981	—	152,594	81,616	97,358	26,340	798,889
Secretary and General Counsel	2015	428,990	—	175,033	84,460	170,732	26,497	885,712

Shane T. McCarthy	2017	283,708	—	122,244	42,313	188,832	12,946	650,043
Senior Vice President,	2016	271,221	—	42,437	27,376	50,288	12,171	403,493
Supply Chain and Business Development	2015	255,433	—	58,286	28,125	84,842	13,015	439,701

Matthew J. Brown	2017	243,750	—	108,716	36,367	155,348	12,211	556,392
Senior Vice President,	2016	—	—	—	—	—	—	—
Sales	2015	—	—	—	—	—	—	—

(1)	The amounts listed in this column represent the base salary paid to the NEOs in 2017, 2016 and 2015.

(2)
Amounts include restricted stock awards granted to Messrs. DeCata and Knutson of 2,000 and 1,000 shares, respectively, on January 13, 2017, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017.

(3)
The amounts in this column represent the aggregate grant date fair value of the MSU-based portion of the 2017-2019 LTIP and Mr. DeCata's agreement to be awarded at the end of the three-year performance period determined in accordance with FASB Accounting Standards Codification ("ASC") 718 using a generally accepted valuation methodology. The assumptions used in calculating the grant date fair value of each award are disclosed in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The maximum award that can be earned in year three if maximum performance is achieved, based on the grant date value of our common stock and assuming a per share price of $32.00, which is the maximum performance goal, is as follows: Mr. DeCata - $2,780,832; Mr. Knutson - $465,160; Mr. Jenkins - $556,577; Mr. McCarthy- $214,751 and Mr. Brown - $143,040. The amounts in this column also represent the restricted stock awards granted in 2017, which cliff vest subject to recipient's continued employment with the Company.

(4)
The amounts in this column represent the aggregate grant date fair value of the SPRs and Non-Qualified Stock Options awarded using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.

(5)	Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2017 were paid out in 2018.

(6)	See All Other Compensation table for details regarding the amounts in this column for 2017.

(7)
In 2017, Mr. DeCata was granted cash and equity awards in lieu of his LTIP participation in future years. Mr. DeCata is not eligible for the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020; 2019-2021; and 2020-2022.

ALL OTHER COMPENSATION IN 2017

	Profit	401(k)	Deferred
	Sharing	Matching	Compensation	Disability
	Contribution	Contribution	Contributions	Insurance	Financial
Name and Principal Position	(1)	(2)	(3)	(4)	Planning	Total

Michael G. DeCata	$2,025	$10,800	$12,291	$2,195	$—	$27,311
President and Chief Executive Officer

Ronald J. Knutson	2,025	10,800	4,788	2,002	—	19,615
Executive Vice President, Chief Financial Officer, Treasurer and Controller

Neil E. Jenkins	2,025	10,352	8,249	4,410	—	25,036
Executive Vice President, Secretary and General Counsel

Shane T. McCarthy	2,025	7,263	651	2,007	1,000	12,946
Senior Vice President, Supply Chain and Business Development

Matthew J. Brown	1,828	9,340	—	1,043	—	12,211
Senior Vice President, Sales

(1)	The Company made a profit sharing contribution of 0.75% of base salary up to the 2017 IRS annual compensation limit of $270,000 to all plan participants, including the NEOs.

(2)	The Company matches all plan participant contributions equal to 100% on the first 3% of the employee's contributions and 50% on the next 2% of contributions.

(3)	The Company made a deferred compensation contribution of 4.75% of participants’ base salary in excess the 2017 IRS annual compensation limit of $270,000 to all plan participants, including the NEOs.

(4)	The Company provides individual disability insurance coverage for all Vice Presidents, Executive Vice Presidents and the CEO/President.

GRANTS OF PLAN-BASED AWARDS IN 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Options of Stock (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Award Options ($)

Michael G. DeCata
2017 AIP (1)	3/15/2017	280,000	560,000	840,000
2017 Special Grant (2)	8/14/2017				28,967	57,934	86,901				1,188,806
2017 Special Grant (3)	8/14/2017							29,083			689,267
2017 Special Grant (4)	1/13/2017							2,000			46,300
2017 Special Grant (5)	8/14/2017								34,000	23.70	289,000
2017 Special Grant (5)	8/14/2017								27,000	27.70	196,560
2017 Special Grant (5)	8/14/2017								20,000	31.70	125,400

Ronald J. Knutson
2017 AIP (1)	3/15/2017	111,240	222,480	333,720
2017-2019 LTIP (6)	1/12/2017				4,845	9,691	14,536				175,449
2017-2019 LTIP (7)	1/12/2017							4,041			91,933
2017 Special Grant (4)	1/13/2017							1,000			23,150
2017-2019 LTIP (8)	1/12/2017								7,983	22.75	76,078

Neil E. Jenkins
2017 AIP (1)	3/15/2017	133,102	266,204	399,306
2017-2019 LTIP (6)	1/12/2017				5,798	11,595	17,393				209,919
2017-2019 LTIP (7)	1/12/2017							4,835			109,996
2017-2019 LTIP (8)	1/12/2017								9,552	22.75	91,031

Shane T. McCarthy
2017 AIP (1)	3/15/2017	71,500	143,000	214,500
2017-2019 LTIP (6)	1/12/2017				2,237	4,474	6,711				80,999
2017-2019 LTIP (7)	1/12/2017							1,813			41,246
2017-2019 LTIP (8)	1/12/2017								4,440	22.75	42,313

Matthew J. Brown
2017 AIP (1)	3/15/2017	56,519	113,038	169,557
2017-2019 LTIP (6)	1/12/2017				56	111	167				2,010
2017-2019 LTIP (7)	1/12/2017							90			2,048
2017-2019 LTIP (8)	1/12/2017								110	22.75	1,048
2017-2019 LTIP (9)	3/16/2017				1,435	2,869	4,304				70,647
2017-2019 LTIP (10)	3/16/2017							1,377			34,012
2017-2019 LTIP (11)	3/16/2017								4,382	25.65	35,319

(1)	Reflects potential awards under the 2017 AIP. These awards were paid in February 2018.

(2)
Mr. DeCata was awarded 57,934 MSUs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022. Amounts represent the threshold, target and maximum award that can be earned under the MSU portion of the award based on a threshold stock price goal of $24.50, a target stock price goal of $27.50 and a maximum stock price goal of $32.00. The shares will be awarded and vest based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2019, and subject to the recipient’s continued employment with the Company. The amounts in this row represent the aggregate grant date fair value of the MSUs using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.

(3)	Mr. DeCata was awarded 29,083 RSAs on 8/14/2017, which cliff vest on 8/14/2020 subject to his continued employment with the Company.

(4)
Messrs. DeCata and Knutson were granted a restricted stock award of 2,000 and 1,000 shares respectively on January 13, 2017 in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. The right to receive shares of common stock shall vest in full on December 31, 2019 provided the employee remains continuously employed by the Company through such date.

(5)
Mr. DeCata was awarded an option to purchase 40,000 shares of common stock and 41,000 SPRs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022. The options and SPRs were granted as follows: (a) 16,790 of the options and 17,210 of the SPRs have an exercise price of $23.70, (b) 13,333 of the options and 13,667 of the SPRs have an exercise price of $27.70 and (c) 9,877 of the options and 10,123 of the SPRs have an exercise price of $31.70. One-third of each tranche of options and SPRs shall vest and become exercisable on the first, second and third anniversaries of the grant date. The amounts in this row represent the aggregate grant date fair value of the SPRs and Non-Qualified Stock Options awarded using the Black-Scholes option valuation model.

(6)
Amounts represent the threshold, target and maximum award that can be earned under the MSU portion of the 2017-2019 LTIP based on a threshold stock price goal of $24.50, a target stock price goal of $27.50 and a maximum stock price goal of $32.00. The shares will be awarded and vest based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2019 and subject to the recipient’s continued employment with the Company. The amounts in this row represent the aggregate grant date fair value of the MSUs using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.

(7)	Represents the RSUs granted on 1/12/2017, which cliff vest on 12/31/2019 subject to the recipient’s continued employment with the Company.

(8)
Represents SPRs granted under the 2017-2019 LTIP. The SPRs cliff vest in full on December 31, 2019, provided that the participant remains continuously employed by the Company through such date. The amounts in this row represent the aggregate grant date fair value of the SPRs using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.

(9)
Amounts represent the threshold, target and maximum award that can be earned under the MSU portion of the 2017-2019 LTIP granted in connection with Mr. Brown's promotion to SVP, Sales on 3/16/2017 based on a threshold stock price goal of $24.50, a target stock price goal of $27.50 and a maximum stock price goal of $32.00. The shares will be awarded and vest based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2019 and subject to the recipient’s continued employment with the Company. The amounts in this row represent the aggregate grant date fair value of the MSUs using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.

(10)	Represents the RSUs granted on 3/16/2017 in connection with Mr. Brown's promotion to SVP, Sales, which cliff vest on 12/31/2019 subject to the recipient’s continued employment with the Company.

(11)
Represents SPRs granted on 3/16/2017 in connection with Mr. Brown's promotion to SVP, Sales under the 2017-2019 LTIP. The SPRs cliff vest in full on December 31, 2019, provided that the participant remains continuously employed by the Company through such date. The amounts in this row represent the aggregate grant date fair value of the SPRs using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

	Stock Performance Rights and Stock Option Awards (1)					Stock Awards		Stock Awards
	Number of Securities Underlying Unexercised Options/SPRs		Options/SPR Exercise Price		Options/ SPR Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (2)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not yet vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not yet vested

Named Executive Officer	Exercisable	Unexercisable

Michael G. DeCata	100,000	—	5.96	(3)	9/24/2022
	100,000	—	5.96	(4)	9/24/2022
	40,878	—	12.18	(5)	12/31/2020
	33,498	—	12.88	(6)	12/31/2021
	162,857	—	25.16	(7)	1/12/2022
	126,667	—	29.16	(7)	1/12/2022
	—	90,476	33.16	(7)	1/12/2022
	17,143	—	25.16	(7)	1/12/2022
	13,333	—	29.16	(7)	1/12/2022
	—	9,524	33.16	(7)	1/12/2022
	—	15,977	18.98	(8)	12/31/2023
	—	17,210	23.70	(9)	8/14/2024
	—	13,667	27.70	(9)	8/14/2024
	—	10,123	31.70	(9)	8/14/2024
	—	16,790	23.70	(9)	8/14/2024
	—	13,333	27.70	(9)	8/14/2024
	—	9,877	31.70	(9)	8/14/2024
				(10)		2,000	49,500
				(11)		29,083	719,804
				(12)				11,849	293,263
				(13)				57,934	1,433,867

Ronald J. Knutson	17,040	—	12.18	(5)	12/31/2020
	13,963	—	12.88	(6)	12/31/2021
	6,208	—	25.16	(14)	12/31/2022
	—	9,023	18.98	(8)	12/31/2023
	—	7,983	22.75	(15)	12/31/2024
				(16)		4,041	100,015
				(10)		1,000	24,750
				(12)				6,691	165,602
				(17)				9,691	239,852

Neil E. Jenkins	10,000	—	25.43	(18)	3/17/2018
	21,170	—	12.18	(5)	12/31/2020
	17,348	—	12.88	(6)	12/31/2021
	7,713	—	25.16	(14)	12/31/2022
	—	10,796	18.98	(8)	12/31/2023
	—	9,552	22.75	(15)	12/31/2024
				(16)		4,835	119,666
				(12)				8,006	198,149
				(17)				11,595	286,976

Shane T. McCarthy	1,152	—	14.04	(19)	5/10/2020
	8,326	—	12.18	(5)	12/31/2020
	7,299	—	12.88	(6)	12/31/2021
	2,568	—	25.16	(14)	12/31/2022
	—	3,621	18.98	(8)	12/31/2023
	—	4,440	22.75	(15)	12/31/2024
				(16)		1,813	44,872
				(12)				2,226	55,094
				(17)				4,474	110,732

Matthew J. Brown	—	2,412	18.98	(8)	12/31/2023
	—	110	22.75	(15)	12/31/2024
	—	4,382	25.65	(20)	12/31/2024
				(16)		90	2,228
				(21)		1,377	34,081
				(12)				1,483	36,706
				(17)				111	2,747
				(22)				2,869	71,008

(1)	The data in this chart represents grants under SPRs, which have similar characteristics to options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.

(2)	RSUs are valued at closing stock price at December 31, 2017 of $24.75.

(3)	These SPRs became fully vested based upon Company stock price reaching 200% of exercise price. These rights became fully exercisable on 9/24/2013.

(4)	Fully vested on September 24, 2015.

(5)	Represents the SPRs granted on 1/22/13, as part of the 2013-2015 LTIP, which vested on 12/31/2015.

(6)	Represents the SPRs granted on 1/8/14, as part of the 2014-2016 LTIP, which vested on 12/31/2016.

(7)
Mr. DeCata was awarded an option to purchase 40,000 shares of common stock and 380,000 SPRs in lieu of his participation in the 2015-2017 LTIP. The options and SPRs were granted as follows: (a) 17,143 of the options and 162,857 of the SPRs have an exercise price of $25.16, (b) 13,333 of the options and 126,667 of the SPRs have an exercise price of $29.16 and (c) 9,524 of the options and 90,476 of the SPRs have an exercise price of $33.16. One-third of each tranche of options and SPRs shall vest and become exercisable on the first, second and third anniversaries of the grant date.

(8)	Represents the SPRs granted on 1/15/16, as part of the 2016-2018 LTIP, which cliff vest on 12/31/2018 subject to the recipient’s continued employment with the Company.

(9)
Mr. DeCata was awarded an option to purchase 40,000 shares of common stock and 41,000 SPRs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022. The options and SPRs were granted as follows: (a) 16,790 of the options and 17,210 of the SPRs have an exercise price of $23.70, (b) 13,333 of the options and 13,667 of the SPRs have an exercise price of $27.70 and (c) 9,877 of the options and 10,123 of the SPRs have an exercise price of $31.70. One-third of each tranche of options and SPRs shall vest and become exercisable on the first, second and third anniversaries of the grant date.

(10)
Granted on January 13, 2017, in lieu of a 2017 base salary increase during the regular annual merit cycle, effective March 16, 2017. The right to receive shares of common stock shall vest in full on December 31, 2019 provided the employee remains continuously employed by the Company through such date.

(11)
Mr. DeCata was awarded 29,083 RSAs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022. The right to receive shares of common stock shall vest in full on August 14, 2020, provided the employee remains continuously employed by the Company through such date.

(12) Represents the MSUs granted on 1/15/16, as part of the 2016-2018 LTIP award, which cliff vest on 12/31/2018, based on the trailing 60-day average closing price of the Company’s common stock at vest date on December 31, 2018, and subject to the recipient’s continued employment with the Company. MSUs reflect threshold awards, as closing stock price at December 31, 2017, of $24.75 per share falls below threshold price of $29.00.
(13) Mr. DeCata was awarded 57,934 MSUs in lieu of his participation in the regular cycle annual LTIP grants for the following three-year performance cycles: 2018-2020, 2019-2021 and 2020-2022, which cliff vest on 12/31/2019 based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2019 and subject to the recipient’s continued employment with the Company. MSUs reflect target awards, as closing stock price at December 31, 2017 of $24.75 per share exceeds threshold price of $24.50 and falls below target price of $27.50.
(14) Represents the SPRs granted on 1/13/15 as part of the 2015-2017 LTIP, which vested on 12/31/2017.
(15) Represents the SPRs granted on 1/12/17 as part of the 2017-2019 LTIP, which cliff vest on 12/31/2019 subject to the recipient’s continued employment with the Company.
(16) Represents the RSUs granted on 1/12/17 as part of the 2017-2019 LTIP, which cliff vest on 12/31/2019 subject to the recipient’s continued employment with the Company.
(17) Represents the MSUs granted on 1/12/17 as part of the 2017-2019 LTIP award, which cliff vest on 12/31/2019 based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2019 and subject to the recipient’s continued employment with the Company. MSUs reflect target awards, as closing stock price at December 31, 2017 of $24.75 per share exceeds threshold price of $24.50 and falls below target price of $27.50.
(18) Fully vested on March 17, 2011.
(19) Fully vested on December 31, 2012.
(20) Represents the SPRs granted on 3/16/17 as part of the 2017-2019 LTIP and Mr. Brown's promotion to SVP, Sales, which cliff vest on 12/31/2019 subject to the recipient’s continued employment with the Company.

(21) Represents the RSUs granted on 3/16/17 as part of the 2017-2019 LTIP and Mr. Brown's promotion to SVP, Sales, which cliff vest on 12/31/2019 subject to the recipient’s continued employment with the Company.
(22) Represents the MSUs granted on 3/16/17 as part of the 2017-2019 LTIP and Mr. Brown's promotion to SVP, Sales, which cliff vest on 12/31/2019 based on the trailing 60 trading day average closing price of the Company’s common stock at vest date on December 31, 2019 and subject to the recipient’s continued employment with the Company. MSUs reflect target awards, as closing stock price at December 31, 2017 of $24.75 per share exceeds threshold price of $24.50 and falls below target price of $27.50.

OPTION/SPR EXERCISES AND STOCK VESTED IN 2017

The following table represents the number of SPRs or Options exercised in 2017, the number of shares acquired in 2017 upon vesting in the restricted share awards granted pursuant to the 2015-2017 LTIP, as well as shares acquired in 2017 by Mr. Brown in relation to his 2014 award agreement.

	Option Awards		Stock Awards
Named Executive Officer	Number of shares acquired on vesting (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)

Michael G. DeCata	—	—	—	—

Ronald J. Knutson	2,600	32,786	—	—

Neil E. Jenkins	20,000	247,889	—	—

Shane T. McCarthy	23,326	338,968	—	—

Matthew J. Brown	—	—	666	13,620

(1)	Represents the aggregate dollar value realized upon exercise of SPRs or Stock Options.

(2)	Represents the aggregate dollar value realized upon vesting of the restricted stock awards related to Mr. Brown's 2014 award agreement; awards vested on 5/12/2017.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company's 2004 Executive Deferral Plan, certain executives, including NEOs, may defer portions of their base salary, bonus, and LTIP award amounts. Deferral elections are made by eligible executives by the end of the year proceeding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of base salary, bonus and/or LTIP award. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts. The Company also makes a contribution to the Deferral Plan equal to the amount the executives, including NEOs, would have received under the Company's tax-qualified 401(k) plan, but for Internal Revenue Code limits.

The investment options available to an executive include some funds generally similar to or as available through the Company's qualified retirement plan. The Company does not provide for any above market return for participants in the 2004 Executive Deferral Plan.

Distributions from the Plan

An executive may elect to receive distributions under three scenarios, receiving benefits in either a lump sum or in annual installments up to five years in the event of termination and up to fifteen years in the event of death or disability. Upon demonstrating an unforeseeable financial emergency and receipt of approval from the Compensation Committee, an executive may interrupt deferral or be allowed to access funds in his deferred compensation account. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.

Named Executive Officer	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance at Last FYE (3)

Michael G. DeCata	$221,844	$12,291	$110,774	$—	$1,563,151

Ronald J. Knutson	58,757	4,788	61,669	—	570,834

Neil E. Jenkins	—	8,249	465,417	—	3,721,025

Shane T. McCarthy	33,069	651	12,956	10,036	246,397

Matthew J. Brown	—	—	11,136	—	61,192

(1)	Represents contributions in 2018 pertaining to 2017 earnings.

(2)	Represents profit sharing and 401(k) contributions in excess of the 2017 IRS annual compensation limit of $270,000.

(3)
Amounts reported at the beginning of the fiscal year were $1,218,242, $445,620, $3,247,359, $209,757 and $50,056 for Messrs. DeCata, Knutson, Jenkins, McCarthy and Brown, respectively. Messrs. Knutson and Jenkins' FYE balance in 2016 was reported in the Company's 2016 proxy statement as $435,014 and $3,196,399 respectively. These amounts were corrected due to an adjustment of gains from an inadvertent balance allocation out of deferred MSUs.

Defined Benefit Plans

We do not maintain or contribute to any defined benefit pension plans or supplemental executive retirement plans for our NEOs.

SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table outlines potential payments to our NEOs under existing contracts, agreements, plans or arrangements for various scenarios under termination or a CIC, assuming a December 31, 2017 termination date and the closing price of our common stock of $24.75 on that date. The termination benefits are further described in the foregoing Compensation Agreements section. Payments may be reduced if it would result in the imposition of an excise tax under Code Section 280G and the reduction would result in the NEO receiving a greater amount net of tax payment. The actual amounts payable can only be calculated at the time of the event. This table only reflects amounts with respect to contracts and agreements that are beyond those benefits generally available to all salaried employees. In addition, upon termination, payments due to executives include distribution of any balance in the deferred compensation plan, any accrued and unpaid vacation and all other benefits that have been accrued but not yet paid.

In order for the CEO and other NEOs to receive the acceleration of benefits listed below upon a CIC, termination of employment is required within a designated time period after the occurrence of a CIC. This approach is commonly referred to as a "double trigger" acceleration upon a CIC.

	Termination After a Change in Control	Termination Without Cause by Lawson	Voluntary Termination for Good Reason by Executive	Death	Disability

Michael G. DeCata (1)(2)
Base Salary	$1,120,000	$1,680,000	$1,680,000	$1,120,000	$1,232,000
Annual Incentive Plan	1,120,000	—	—	—	—
2015 Retention Award (3)	—	—	—	—	—
2016-2018 LTIP SPRs and MSUs (4)	92,187	449,757	449,757	449,757	449,757
2017 Special Award (5)	1,532,182	266,437	266,437	986,241	986,241
2017 Restricted Stock Award (6)	49,500	47,873	—	—	—
Medical Benefits	24,055	24,055	24,055	24,055	66,150
Cutback Deduction (7)	—	—	—	—	—
Total	$3,937,924	$2,468,121	$2,420,249	$2,580,053	$2,734,149

Ronald J. Knutson (1)(8)
Base Salary	$741,600	$741,600	$741,600	$741,600	$815,760
Annual Incentive Plan	162,734	81,367	81,367	—	—
2016-2018 LTIP SPRs and MSUs (4)	52,063	253,983	253,983	253,983	253,983
2017-2019 LTIP SPRs, MSUs and RSUs (9)	245,901	116,202	116,202	116,202	116,202
2017 Restricted Stock Award (6)	24,750	23,936	—	—	—
Outplacement Services	25,000	25,000	25,000	—	—
Medical Benefits	23,440	23,440	23,440	23,440	64,460
Cutback Deduction (7)	—	—	—	—	—
Total	$1,275,487	$1,265,528	$1,241,592	$1,135,225	$1,250,405

Neil E. Jenkins (1)(10)
Base Salary	$887,346	$887,346	$887,346	$887,346	$976,081
Annual Incentive Plan	194,716	97,358	97,358	—	—
2016-2018 LTIP SPRs and MSUs (4)	62,293	303,896	303,896	303,896	303,896
2017-2019 LTIP SPRs, MSUs and RSUs (9)	294,216	139,038	139,038	139,038	139,038
Medical Benefits	23,440	23,440	23,440	23,440	64,460
Cutback Deduction (7)	—	—	—	—	—
Total	$1,462,010	$1,451,078	$1,451,078	$1,353,720	$1,483,475

Shane T. McCarthy (1)(11)
Base Salary	$286,000	$429,000	$—	$—	$—
Annual Incentive Plan	143,000	—	—	—	—
2016-2018 LTIP SPRs and MSUs (4)	20,893	86,878	86,878	86,878	86,878
2017-2019 LTIP SPRs, MSUs and RSUs	113,731	53,715	53,715	53,715	53,715
Medical Benefits	12,027	12,027	—	—	—
Total	$575,652	$581,620	$140,593	$140,593	$140,593

Matthew J. Brown (1)(11)
Base Salary	$250,000	$375,000	$—	$—	$—
Annual Incentive Plan	125,000	—	—	—	—
2016-2018 LTIP SPRs and MSUs (4)	13,917	57,869	57,869	57,869	57,869
2017-2019 LTIP SPRs, MSUs and RSUs (12)	76,475	35,268	35,268	35,268	35,268
Medical Benefits	12,027	12,027	—	—	—
Total	$477,419	$480,165	$93,137	$93,137	$93,137

(1)
Termination payment does not include the payouts of deferred compensation of $1,563,151, $570,834, $3,721,025, $246,397 and $61,192 due Messrs. DeCata, Knutson, Jenkins, McCarthy and Brown, respectively. These amounts are discussed above under the caption “Nonqualified Deferred Compensation”.

(2)
Pursuant to Mr. DeCata's employment agreement, severance includes 3 times his 2017 salary, full acceleration of SPRs, Options, MSUs and restricted stock that would have otherwise vested during the 24 month period had he remained employed, and 2 years of benefits continuance.

(3)
The value of Mr. DeCata’s performance-based equity award is shown, pursuant to the terms of his 2015 retention award granted in connection to his employment agreement entered into on January 12, 2015, and calculated as the number of unvested SPRs/Options multiplied by the spread between the 12/31/2017 stock price ($24.75) and the exercise price ($33.16)..

(4)
Calculated as the number of unvested SPRs multiplied by the spread between the 12/31/2017 stock price ($24.75) and the exercise price ($12.88); plus the number of unvested MSUs that would vest pursuant to the vesting schedule and the 12/31/2017 stock price ($24.75) multiplied by the 12/31/2017 stock price ($24.75).

(5)
The value of Mr. DeCata’s 2017 cash and equity award is shown, pursuant to the terms of his 2017 special award granted in connection to his employment agreement entered into on August 14, 2017, calculated as the number of unvested SPRs/Options multiplied by the spread between the 12/31/2017 stock price ($24.75) and the exercise prices of the 3 tranches ($23.70, $27.70 and $31.70); plus the number of unvested MSUs that would vest pursuant to the vesting schedule and the 12/31/2017 stock price ($24.75) multiplied by the 12/31/2017 stock price ($24.75); plus the number of unvested RSAs multiplied by the 12/31/2017 stock price ($24.75).

(6)	The value of restricted stock award is based on the Company's stock price as of December 31, 2017 ($24.75).

(7)
Pursuant to the "better of" net payment terms upon a change in control in their respective employment agreements, Messrs. DeCata, Knutson and Jenkins would receive a full payment net of all taxes without a cut-back to preclude Sec. 4999 excise taxes.

(8)
Pursuant to Mr. Knutson's employment agreement, severance includes 2 times his 2017 salary, 2 times his 2016 actual bonus earned, outplacement services, full acceleration of stock options, SPRs, RSAs and MSUs, and 2 years of benefits continuance.

(9)
Calculated as the number of unvested SPRs multiplied by the spread between the 12/31/2017 stock price ($24.75) and the exercise price ($22.75); plus the number of unvested MSUs that would vest pursuant to the vesting schedule and the 12/31/2017 stock price ($24.75) multiplied by the 12/31/2017 stock price ($24.75); plus the number of unvested RSUs multiplied by the 12/31/2017 stock price ($24.75).

(10)
Pursuant to Mr. Jenkins' employment agreement, severance includes 2 times his 2017 salary, 2 times his 2016 actual bonus earned, full acceleration of stock options, SPRs, RSAs and MSUs, and 2 years of benefits continuance.

(11)	Pursuant to the Company's Severance Pay Plan, severance includes 1.5 times his 2017 salary and full acceleration of RSAs and MSUs pursuant to the award agreements.

(12)
Calculated as the number of unvested SPRs multiplied by the spread between the 12/31/2017 stock price ($24.75) and the exercise prices ($22.75 for the portion of the award granted in Mr. Brown's roles as VP, Sales and $25.65 for the portion of the award granted in Mr. Brown's role as SVP, Sales); plus the number of unvested MSUs that would vest pursuant to the vesting schedule and the 12/31/2017 stock price ($24.75) multiplied by the 12/31/2017 stock price ($24.75); plus the number of unvested RSUs multiplied by the 12/31/2017 stock price ($24.75).

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	The annual total compensation of the median employee of our company (other than our CEO) was $56,052; and

•	The annual total compensation of our CEO, as reported in the SCT on page 43, was $3,830,874.

Based on this information, for 2017 the estimated ratio of the annual total compensation of Mr. DeCata, our CEO, to the annual total compensation of our median employee was approximately 68 to 1.

We note that this pay ratio is impacted by the LTI award granted to our CEO in 2017 as reported in the SCT, which intends to be his only LTI award for the subsequent three years. The value this reported LTI award value of $2.489 million results in the total compensation of our CEO as noted above. The annualized value this reported LTI award value equals $0.829 million, which would result in our CEO pay equal to $2.091 million, and a pay ratio equal to 37 to 1. We believe this is a more accurate illustration of CEO annual pay ratio compared to our median employee.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, we do not believe that the estimated ratio reported above should be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.
We determined that, as of December 31, 2017, our employee population consisted of approximately 1,539 (excluding 57 independent sales agents) individuals, with all of these individuals located in the United States and Canada (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2018 (our “Annual Report”)). This population consisted of our full-time, part-time, and temporary employees. We do not hire seasonal workers and we did not retain or engage any independent contractors or similar workers during 2017.

a)
We selected December 31, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient manner.

2.
To identify the “median employee” from our employee population, we compared the amount of base salary, bonus, benefits, paid time off, overtime, 401(k) Company contributions, profit sharing contributions and non-qualified deferred compensation Company contributions, as reflected in our payroll records for 2017.

a)	In making this determination, we annualized the compensation of approximately 279 full-time employees who were hired in 2017 but did not work for us for the entire fiscal year.

Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure. Less than 1% of our employees receive annual equity awards.

3.
We identified our median employee using this total cash compensation measure, which was consistently applied to all our employees included in the calculation. Since our employees are located in the United States and Canada, we did make cost-of-living adjustments of .77 CAN $ as the equivalent of 1 U.S. $ for the 147 employees living in Canada in identifying the “median employee”.

4.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $56,052.

Since we do not maintain a defined benefit for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to these types of arrangements.

5.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 SCT included on page 43 and incorporated by reference under Item 11 of Part III of our Annual Report.

There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure.

DIRECTOR COMPENSATION IN 2017

Director Compensation

In 2017, Lawson's non-employee directors received an annual cash retainer of $75,000 for participating in the Board and Board committee meetings. The directors also received a regular cycle annual restricted stock grant with a grant date fair value of $75,000 that cliff-vests upon the one-year anniversary of the date of grant. Directors' travel expenses for attending meetings are reimbursed by the Company.

The Chairman of the Board received an additional $25,000 for his service as Chairman, the Lead Director received an additional $25,000 for his services, and the Chairpersons of the respective Board committees received additional compensation as follows:

Committee Chairperson	Additional Annual Compensation

Audit	$20,000
Compensation	15,000
Financial Strategies	7,500
Management Development	5,000
Nominating and Governance	7,500

Director Compensation Table

The following table shows compensation earned in 2017 by non-employee directors.

Director	2017 Fees Earned or Paid In Cash	2017 Stock Awards (1)	2017 Total

Andrew B. Albert	$88,125	$75,000	$163,125
I. Steven Edelson	75,000	75,000	150,000
J. Bryan King	56,250	—	56,250
James S. Errant	75,000	75,000	150,000
Lee S. Hillman	110,625	75,000	185,625
Ronald B. Port, M.D.	100,000	75,000	175,000
Thomas S. Postek	95,000	75,000	170,000
Wilma J. Smelcer	80,000	75,000	155,000

(1)	Represents the fair market value of the RSUs for 2017 Board Service. As of December 31, 2017, each of our non-employee directors held 3,788 shares of unvested restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's policy regarding related party transactions is outlined in the Code of Ethics which is applicable to all employees and sales representatives and is available on our website at www.lawsonproducts.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions.

The Company's policy is for all transactions between the Company and any related person to be promptly reported to the Company's Secretary and General Counsel who will gather the relevant information about the transaction and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company's Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

FEES BILLED TO THE COMPANY BY BDO USA, LLP

BDO USA, LLP was the Company's independent registered public accounting firm ("independent auditor") in 2017 and 2016. Aggregate fees for professional services rendered for the Company by BDO USA, LLP for such years were as follows:

	Year Ended December 31,
	2017	2016
Audit Fees	$550,125	$418,950
Audit-Related Fees	—	—
Tax Fees	143,897	124,571
All Other Fees	—	5,000
Percentage of Total Fees Attributable to Non-Audit (“other”) Fees	—%	0.91%
Total Fees	$694,022	$548,521

Audit Fees

Audit services include fees for the annual audit, review of the Company's reports on Form 10-Q each year, consulting on accounting and auditing matters and fees related to BDO USA, LLP's audit of the Company's effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002. The 2017 audit fees are inclusive of $61,125 for audit services provided for Bolt.

Audit-Related Fees

The Company did not pay to BDO USA, LLP any audit-related fees in 2017 or 2016.

Tax Fees

Aggregate fees of $143,897 and $124,571 billed by BDO USA, LLP in 2017 and 2016, respectively, are comprised of domestic and international income tax compliance and tax consulting services.

All Other Fees

The Company did not pay to BDO USA, LLP any other fees in Fiscal 2017. The Company paid BDO USA, LLP $5,000 in 2016 for other fees for assistance with a SEC filing.

Pre-Approval of Services by Independent Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor's independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Audit Committee meetings provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All non-audit services provided by the independent auditor must be pre-approved by the Audit Committee Chairman prior to the engagement and ratified by the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company's independent auditors in 2017.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee's next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent auditor.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2017, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

With regard to the 2017 audit, the Audit Committee discussed with the Company's independent auditors the scope, extent and procedures for their audit. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2017 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with BDO USA, LLP, our independent auditors, the matters required to be discussed under Auditing Standard No. 16, Communication with Audit Committees ("AS 16"), issued by the Public Company Accounting Oversight Board ("PCAOB"). AS 16, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards of the PCAOB (United States), (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO USA, LLP a letter providing the disclosures required by the PCAOB Rule 3526 (Independence Discussions with Audit Committees), with respect to any relationships between BDO USA, LLP and the Company that, in its professional judgment, may reasonably be thought to bear on independence. BDO USA, LLP has discussed its independence with us. BDO USA, LLP confirmed in its letter that, in its professional judgment, it is independent of the Company.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2017 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

The Audit Committee has reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management's progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Thomas S. Postek (Chairman)
Lee S. Hillman
Wilma J. Smelcer
Andrew B. Albert
J. Bryan King

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of shares of the Company's Common Stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2017 all of the Reporting Persons complied with all applicable Section 16(a) filing requirements.

Householding of Annual Meeting Materials

A copy of our Annual Report on Form 10-K for the year ended December 31, 2017, excluding certain of the exhibits, Notice of Annual Meeting, or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631. Copies are also available to the public free of charge on or through our website at www.lawsonproducts.com. Information on our website is not incorporated by reference into this report.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2017 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.

Deadline for Receipt of Stockholder Proposals for 2019 Annual Meeting

We expect that our 2019 annual meeting of stockholders will be held within 30 days of May 15, 2019, which will be the first anniversary of the upcoming annual meeting. In order to be properly evaluated for inclusion in the Proxy relating to next year's annual meeting, any stockholder proposals must be in writing and received at the Company's corporate headquarters located at 8770 W. Bryn Mawr Avenue, Chicago, Illinois, 60631 by November 30, 2018.

In addition, in order to be properly presented at next year's annual meeting, notice of a stockholder proposal must be received between January 25, 2019 and February 14, 2019, at the Company's corporate headquarters, 8770 W. Bryn Mawr, Chicago, Illinois, 60631, unless the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the May 15, 2018 meeting. Refer to the Company's by-laws for further details regarding the proper timing and procedures for submitting proposals.

The Board of Directors knows of no other proposals which may be presented for action at this year's annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Conclusion
Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Neil E. Jenkins
Secretary

March 30, 2018

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – LAWSON PRODUCTS, INC.

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 15, 2018, Chicago, Illinois

The undersigned hereby makes, constitutes and appoints Michael G. DeCata, Neil E. Jenkins and Ronald J. Knutson, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the "Company"), to be held at Triangle Plaza, 8770 West Bryn Mawr Avenue, Room 933, Chicago, Illinois, on Tuesday, May 15, 2018, at 10:00 A.M. (Local Time), or any adjournment thereof.

If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors' nominees.

The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2018. A copy of the Notice, the accompanying Proxy Statement for the 2018 Annual Meeting of Stockholders and our 2017 10-K are available at www.edocumentview.com/LAWS.

(Please Sign on Reverse Side)